ARTHUR ANDERSEN LLP

                         Appraisal & Valuation Services

                             BIRCH CREEK APARTMENTS
                             MOUNTAIN VIEW, CALIFORNIA

                             Prepared For

                             American Apartment Communities

                             December 1, 1996

                             Prepared By

                             ARTHUR ANDERSEN LLP
                             Valuation Services Group

                         [Letterhead of Arthur Andersen]

February 1, 1997

Mr. Kevin Kaz
American Apartment Communities
615 Front Street
San Francisco, CA 94111

Re:   Birch Creek Apartments
      Mountain View, California

Dear Mr. Kaz:

As you requested, we have inspected and appraised the above referenced property. A description of the property appraised, together with explanations of the appraisal procedures used, are presented in the body of the report.

The purpose of this appraisal is to estimate the market value of the leasehold interest in the real estate, subject to the definition of market value, the general assumptions and limiting conditions, and the certification as set forth in this appraisal report. The intended use of the appraisal is for financing purposes for American Apartment Communities and may not be disclosed to a third party.

This appraisal has been prepared in accordance with the Code of Professional Ethics and Standards of Professional Practice set forth by the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (USPAP) adopted by the Appraisal Foundation. This report may not be included or referred to in any Securities and Exchange Commission filing or other public document.

Based upon the data and conclusions presented in the attached report, it is our opinion that the leasehold market value of the subject, as of December 1, 1996, was:

                 -- TEN MILLION TWO HUNDRED THOUSAND DOLLARS --
                                  ($10,200,000)

We appreciate the opportunity to work with you on this assignment. Please call Brian E. Ginsberg at (212) 708-8197 if you have any questions or if we can be of further assistance.

Very truly yours,


/s/ Arthur Andersen LLP

                                TABLE OF CONTENTS
                                                                          Page

LETTER OF TRANSMITTAL ...................................................    i
SUMMARY OF CRITICAL FACTS AND CONCLUSIONS ...............................  iii
INTRODUCTION ............................................................    v
SCOPE OF THE APPRAISAL ..................................................   vi
ASSUMPTIONS AND LIMITING CONDITIONS .....................................  vii
CERTIFICATION ...........................................................   ix

SECTION A: SUBJECT PROPERTY IDENTIFICATION
     Subject Property Identification and Ownership History ..............    1
     Purpose and Function of the Valuation ..............................    2
     Property Rights Appraised ..........................................    3
     Effective Date of the Valuation ....................................    3

SECTION B: ANALYSIS OF THE SUBJECT PROPERTY
     Description and Analysis of the Subject Property ...................    4
     Improvements .......................................................    6
     Real Estate Taxes ..................................................    9
     Zoning .............................................................   11

SECTION C: MARKET CONDITIONS
     General Conditions .................................................   13
     Neighborhood Analysis ..............................................   24
     Apartment Market Overview ..........................................   27
     Highest and Best Use Analysis ......................................   33

SECTION D: THE APPRAISAL PROCESS ........................................   38

SECTION E: THE SALES COMPARISON APPROACH
     Sales Comparison Approach ..........................................   40
     NOI Per Unit Analysis ..............................................   51
     Conclusion by the Sales Comparison Approach ........................   52

SECTION F: INCOME APPROACH
     Income Capitalization Approach .....................................   53
     Property Income Analysis ...........................................   54
     Operating Expense Analysis .........................................   64
     Direct Capitalization Analysis .....................................   68
     Conclusion by the Income Approach ..................................   71

SECTION C: RECONCILIATION OF VALUE ESTIMATES ............................   72

ADDENDA
     Property Photographs ............................................... A-73

                    SUMMARY OF CRITICAL FACTS AND CONCLUSIONS

THE SUBJECT PROPERTY

Property Name:                          Birch Creek Apartments

Property Location:                      575 South Rengstorff Avenue
                                        Mountain View, CA 94040

Property Type:                          Garden apartment complex

Current Owner of Record:                American Apartment Communities, Inc.

Land:
         Acres:                         6.4 Acres
         Square Feet:                   278,784 Square Feet
         Zoning:                        R-3-l, Multiple Family Residential
                                        District

Building Area:
         Net Rentable Area (NRA)        162,000 Square Feet

Number of Units:                        184

Number of Stories:                      2

Parking:

         Number of Spaces:              187 Uncovered spaces
                                        200 Carports
                                        ---
                                        387 Parking spaces

         Ratio:                         2.10 spaces per unit

Year Built:                             Phase I - 1968

Property Condition and Appeal:          The subject is in good condition and is
                                        similar in physical appearance, project
                                        and unit features, and curb appeal to
                                        its competitive set.

Highest and Best Use:
         Land as Though Vacant:         Multifamily development
         Property as Improved:          Multifamily development

Interest Appraised:                     Leasehold
Ground Lease Term:                      75 years (1968 - 2043)

VALUE INDICATIONS                       TOTAL                     PER UNIT
                                        -----                     --------

          Sales Comparison Approach     $11,000,000               $59,782
          Income Approach               $10,200,000               $55,434

Final Estimate of Market Value:         $10,200,000               $55,434

Effective Date of Valuation:            December 1, 1996

Date of Inspection:                     November 4, 1996

Marketing Period:                       9-12 months

Exposure Period:                        9-12 months

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                                  INTRODUCTION

      This report was prepared for American Apartment Communities for the purpose of rendering an opinion of the market value of this property. This appraisal report describes and analyzes the prospective value of the leasehold interest in a 184-unit garden apartment complex. The improvements, which were constructed in 1968, contain a net rentable area of approximately 162,000 square feet. The improvements were found to be in generally good condition. The underlying land area is 6.4 acres or 278,784 square feet. As of the effective date of the appraisal, unit occupancy was approximately 96.2 percent. The estimated value is prospective, as it is a future date from the date of property inspection and transmittal of the report.

      This appraisal has been prepared in compliance with the Appraisal Standards Board requirements and is a self contained appraisal report. The report contains all information significant to the solution of the appraisal problem and reports all significant data in a comprehensive fashion.

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                             SCOPE OF THE APPRAISAL

      As part of this assignment, the appraisers made a number of independent investigations and analyses. In conducting our investigation, various governmental planning agencies were contacted for demographic data, land policies and trends, and growth estimates. Neighborhood data were supplemented by physical inspection of the defined area. Information regarding local ordinances, utilities, and other limitations on site utilization was obtained from the client and through the appropriate agencies. Both the site and the surrounding area was inspected to determine suitability for multifamily use. In addition, the local apartment market was analyzed for past trends and current data. Estimated income and occupancy levels, expenses, and income structures are based upon this market evidence.

      A diligent search for comparable data was conducted, and comparable information was obtained from both public and private sources. in the case of comparable sales and occupancy data, attempts were made to contact the buyers or sellers or other knowledgeable third parties to verify that the transactions were at arm's length, cash equivalent, and market reflective. The considered information was within the property's market area and was analyzed and adjusted where necessary for use in estimating separate value indications by the sales comparison and income approaches. The income approach was deemed to be the most appropriate method to value the subject.

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                       ASSUMPTIONS AND LIMITING CONDITIONS

      This appraisal report has been made with the following general assumptions and limiting conditions.

1.    No investigation has been made of, and no responsibility is assumed for, the legal description of the property being valued or legal matters, including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is assumed to be free and clear of any liens, easements or encumbrances unless otherwise stated.

      2. Information furnished by others, upon which all or portions of this appraisal is based, is believed to be reliable, but has not been verified in all cases. No warranty is given as to the accuracy of such information.

      3. This report has been made only for the purpose stated and shall not be used for any other purpose. Neither this report nor any portions thereof (including, without limitation, any conclusions, the identity of Arthur Andersen or any individuals signing or associated with this report, or the professional associations or organizations with which they are affiliated) shall be disseminated to third parties by any means without the prior written consent and approval of Arthur Andersen.

      4. Subject to the provision of the "Fees" paragraph of the engagement letter to which this Statement is annexed, neither Arthur Andersen nor any individual signing or associated with this report shall be required by reason of this report to give further consultation, provide testimony, or appear in court or other legal proceedings unless specific arrangements therefore have been made.

      5. This appraisal study has been made in conformance with the methodology outlined in the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation. As per your request, our study conclusions are present in report form.

      6. No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions which occur subsequent to the appraisal date hereof.

      7. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed for any use on which the value estimates contained in this report are based.

      8. Full compliance with all applicable federal, state and local zoning, use, occupancy, environmental and similar laws and regulations is assumed, unless otherwise stated.

      9.    Responsible ownership and competent property management are assumed.

      10. Areas and dimensions of the property were obtained from sources believed to be reliable. Maps or sketches, if included in this report, are only to assist the reader in visualizing the property and no responsibility is assumed for their accuracy. No independent surveys were conducted.

      11. It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging engineering studies that may be required to discover them.

      12. No soil analysis or geological studies were ordered or made in conjunction with this report, nor was an investigation made of any water, oil, gas, coal, or other subsurface mineral and use rights or conditions.

      13. We have not been engaged nor are we qualified to detect the existence of hazardous material which may or may not be present on or near the properties. The presence of potentially hazardous substances such as asbestos, urea-formaldehyde foam insulation, industrial wastes, etc. may affect the value of the properties. The value estimates herein are predicated on the assumption that there is no such material on, in, or near the property that would cause a loss in value. No responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them. The client should retain an expert in this field if further information is desired.

      14. Arthur Andersen's maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract, negligence or otherwise), shall be limited to the fees paid to Arthur Andersen for its services under this agreement. In no event shall Arthur Andersen be liable for consequential, special, incidental, or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

      15. American Apartment Communities shall indemnify and hold harmless Arthur Andersen and its personnel from and against any claims, liabilities, costs and expenses (including, without limitation, attorney's fees and the time of Arthur Andersen personnel involved but excluding consequential, special incidental or punitive damages) brought against, paid or incurred by Arthur Andersen at any time and in any way arising out of a breach by American Apartment Communities of its obligations under this agreement

      16. This report may not be included or referred to in any Securities and Exchange Commission filing or other public document.

                                  CERTIFICATION

      WE CERTIFY THAT, TO THE BEST OF OUR KNOWLEDGE AND BELIEF...

-- the statements of fact contained in this report are true and correct;

-- the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions;

-- we have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved;

-- our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event;

-- our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Supplemental Standards of Professional Practice of The Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation;

-- the use of this report is subject to the requirements of The Appraisal Institute relating to review by its duly authorized representatives;

-- as of the date of this report, Brian E. Ginsberg, MAI, has completed the requirements of the continuing education program of The Appraisal Institute;

-- James Sullivan made a personal inspection of the property that is the subject of this report on November 4, 1996.

-- James Sullivan provided significant professional assistance to the person signing this report;

-- neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, The Appraisal Institute or the MAI or SRA designations) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the undersigned; and

-- this appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.


                                                   /s/ Brian E. Ginsberg
                                                   -----------------------------

                                                   Brian E. Ginsberg, MAI
                                                   Manager of Valuation Services

                       A.1 SUBJECT PROPERTY IDENTIFICATION

SUBJECT PROPERTY IDENTIFICATION AND OWNERSHIP HISTORY

Property Address:                       Birch Creek Apartments
                                        575 South Rengstorff Avenue
                                        Mountain View, CA 94040

Tax Map Reference:                      154-13-008-00

Current Owner of Record:                American Apartment Communities, Inc.

Owner's Address:                        615 Front Street
                                        San Francisco, CA 94111

Acquisition History:                    Date:  September 4, 1996
                                        Price: $10,200,000
                                        Deferred Maintenance: $1,056,240
                                        Transferred From: Berkeley Federal

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                    A.2 PURPOSE AND FUNCTION OF THE VALUATION

      The purpose of this report is to estimate the market value of the leasehold interest in the subject property. The function of this appraisal is to assist American Apartment Communities in analyzing the property for financing purposes.

      As used herein, market value is defined as:

            The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeable, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

            a.    buyer and seller are typically motivated;

            b. both parties are well informed or well advised, and each acting in what he considers his own best interest;

            c.    a reasonable time is allowed for exposure in the open market;

            d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

            e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.(1)

----------
(1)   The Appraisal of Real Estate, Tenth Edition, 1992.

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                          A.3 PROPERTY RIGHTS APPRAISED

      This appraisal values the leasehold estate of the subject property. Leasehold Estate is defined in The Language of Real Estate Appraisal Second Edition, page 106, as "an ownership interest in real estate held by a tenant during the term of a lease."

                       A.4 EFFECTIVE DATE OF THE VALUATION

      The effective date of value is December 1, 1996. The date of the physical inspection of the subject property was November 4, 1996.

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                      B.l ANALYSIS OF THE SUBJECT PROPERTY

LOCATION:

      The subject is located on the east side of South Rengstorff Avenue, just north of its intersection with El Camino Real in Mountain View, a community located in northwestern Santa Clara County within the San Jose PMSA. The property benefits from a suburban location in a predominantly residential neighborhood, within close proximity to major transportation corridors such as U.S. 101 and the Stevens Creek Freeway (State Highway
      85). The property is located approximately 7 miles northwest of San Jose and 45 miles south of San Francisco.

LAND:

      Size and Configuration: The subject parcel is nearly rectangular in shape and includes 6.4 acres, or 278,784 square feet. The entire parcel is assumed to be usable.

      Frontage and Accessibility: The subject property has 400.3 linear feet of frontage along the east side of South Rengstorff Avenue. Two of the subject property buildings front directly on South Rengstorff Avenue and benefit from good visibility and access from this thoroughfare. Overall, the property is very accessible from U.S. 101 and El Camino Real and is within close proximity to neighborhood amenities and retail services.

      The frontage on South Rengstorff Avenue is considered very good and provides two primary points of ingress/egress to the property.

      Topography: The subject parcel is level and at grade with South Rengstorff Avenue. The parcel includes dense foliage along its perimeter, a koi pond and a canal system in the interior. The property has attractive landscaping, with a significant number of mature trees and shrubbery.

      Floodplain: According to F.E.M.A. Community Map Panel No. 060347-0003D, dated July 4, 1988, the site is located is within Zone XB, which is defined as an area of moderate or minimal flooding located between the limits of the 100-year floodplain and the 500-year floodplain. Soil and Subsoil Conditions: We are unaware of any subsoil conditions which would adversely affect the use of the subject property. Please refer to the Assumptions and Limiting Conditions.

      Utilities and Public Services: All public utilities are available to the site.

      Easements and Encroachments: Typical utility and access easements are in place. These easements do not appear to adversely affect the property.

      Development of Adjacent Sites: The surrounding area is generally developed with multifamily residential development characterized properties of similar age but inferior condition to the subject. Surrounding uses are well maintained. Additional information is provided in the Neighborhood Analysis section, but the following is a summary of adjacent and surrounding property uses.

            North: Duplexes and multifamily residential development
            East:  Multifamily residential development
            South: Multifamily residential development
            West:  Multifamily residential development

      Conclusion: The subject is well located in an attractive suburban location. It benefits from good visibility and access from South Rengstorff Avenue, as well as proximity to U.S. 101. The size, configuration, and topography of the subject are adequate for a wide variety of uses.

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                               [GRAPHIC OMITTED]

SITE PLAN

BIRCH CREEK APARTMENTS
MOUNTAIN VIEW, CALIFORNIA

                               [GRAPHIC OMITTED]

FLOODPLAIN MAP

BIRCH CREEK APARTMENTS
MOUNTAIN VIEW, CALIFORNIA

IMPROVEMENTS:

      Introduction: The subject property is a garden-style apartment complex containing 184 units which was completed in 1968. The complex contains 20, two-story buildings, all of which have stucco and wood exteriors. The buildings are configured around a central courtyard which contains a pool, a recreation room/fitness center and a koi pond and canal system. As a result of the building configuration, the property presents a low density environment.

      The apartment mix consists of three basic floor plans: one junior, one-bedroom, one-bath style; one one-bedroom, one-bath style; and one two-bedroom, two-bath unit style. The property is most heavily weighted toward one-bedroom units, which account for approximately 57 percent of the total number of units. As a result, the average unit size is approximately 880 square feet. Project amenities include a swimming pool, a community room, and a fitness center. Laundry facilities are available in four buildings at the property. The property also offers 200 "tuck-under" or carports parking spaces.

      Apartment unit features include wall-to-wall carpeting, dishwashers, and patios/balconies.. Rent includes water, sewer and garbage collection. The buildings have enclosed, central entrances with four units (two on the lower level and two on the upper level) located off each entrance. The property also contains 187 uncovered parking spaces, or approximately one uncovered space per unit.

The table that follows provides a breakdown of the apartment unit mix.

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                                    UNIT MIX
                             BIRCH CREEK APARTMENTS

                         Number     Percent of    Average Square    Total Area
Unit Type               of Units      Total           Feet         Square Feet
---------               --------      -----           ----         -----------
JR. lBR/lBA                24          13.0%          550             13,200
lBR/lBA                    80          43.5%          800             64,000
2BR/2BA                    80          43.5%        l,060             84,800
                          ---        ------                          -------
Total/Avg.                184        100.00%          880            l62,000

----------
Source: American Apartment Communities: September 1996.

Building Area:                          162,000 net rentable square feet

Number of Buildings:                    20

Number of Stories:                      2

Year Completed:                         1968

Structural System:

o     Foundation: Poured concrete slab.

o Building Frame: Each building is of wood frame construction on poured concrete.

o     Roofing System: The roofs are pitched with wood shingle covering.

o     Exterior Walls: Exterior walls are stucco and wood finish.

o     Fenestration: Single pane in aluminum frame.

Mechanical Systems:

o HVAC System: Each apartment unit is individually heated by electric floorboard heaters in the bedrooms, heating coils in the bathrooms, and thermostats in the living rooms.

o     Fire Protection System: The units are not sprinklered.

o Elevators and Stairs: Each individual building contains a staircase per each 4-unit segment. There are no elevators located on the property.

o     Security System: A security service visits the property every night.

Interior Finishes:

o Floor Coverings: Floor coverings in the apartment units are generally carpet of average quality with vinyl tile in kitchens and bathrooms. Carpets are replaced on an as-needed basis.

o Walls and Partitions: Walls in the apartment units are constructed of painted drywall on wood frame.

o Ceilings: Ceilings in the apartment units are of a textured, "popcorn-style" finish.

Site Improvements:

o Parking: The property provides 187 uncovered surface parking spaces and 200 carports, for a total of 387 parking spaces. The parking ratio is 2.1 spaces for every apartment unit.

o Landscaping: The property has fairly dense foliage along its perimeter, with a small koi pond and an extensive canal system in the interior. The property has attractive landscaping with a significant number of mature trees and shrubbery.

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                              B.2 REAL ESTATE TAXES

Taxing Jurisdiction(s):

          Local Government:             Santa Clara County

Tax Account Number:                     154-13-008

Current Tax Year:                       July 1 - June 30

Current Tax Rate:                       $1.00 per $100 of assessed value plus
                                        amounts required for debt service
                                        payments.

Assessment Ratio:                       100 percent of fair market value, as
                                        defined by the jurisdiction.

Total Estimated Taxes:                  $146,124 or $796 per unit.

Taxes Due:
          First Installment:            November 1st
          Second Installment:           February 1st

Current: According to the Santa Clara County Tax Assessment office, the taxes on the subject property are current.

Tax Rates Established:                  August of every year

Assessments Established:                March 1st of every year

Reassessment Frequency:                 Annually

Tax History:                            See the table below

                                 PROPERTY TAXES
                             BIRCH CREEK APARTMENTS

Tax Year    Total Assessment(1)    Rate/$100       Amount       Amount Per Unit
--------    -------------------    ---------       ------       ---------------

1996-97         $13,656,525          $l.07       $146.124(2)          $794

----------
(1) Total assessment includes values of land, improvements, and personal property.
(2) Based on estimate by tax assessor. Amount slightly higher than that indicated by the millage rates due to additional levies for sewer service, etc.

Source: Santa Clara County Tax Assessment Office

      By law, the tax rate in Santa Clara County is limited to 1.0 percent of full cash value plus amounts required for principal and interest on voter approved bonded indebtedness. The 1.0 percent tax rate equals $1.00 per $100 of full cash value, which includes values of land, improvements and personal property (plus amounts required for debt service payments). These funds are provided for county, city, school and special district operations as well as funds to pay for tax increment financing requirements of redevelopment agencies. There also exists a rate based on the land and improvement value of the property, reflecting amounts required for sanitation, flood control and other special district debt service payments. In addition, direct assessments for sewer service, weed abatement, other fees for service and bonded assessment charges from cities and public improvement districts are then added to arrive at the gross tax for the fiscal year. Supplemental tax bills are due with any improvement to the property or with any change in title.

It is important to note that the subject property may be eligible to appeal the tax assessment in order to secure lower taxes, due to the fact that the subject property was purchased in October 1996 for $10,200,000, which is significantly below the current assessment.

                                   B.3 ZONING

      The subject property is zoned R3-1, Multiple Family Residential District, which was created "to provide for a range of multiple-family residential densities offering a wide choice of living accommodations for families of diverse composition and life style, intending to afford generous open spaces in close proximity to each dwelling unit as means of enhancing the quality of life" (Section 36.11, Zoning Ordinance of Mountain View, CA). The restrictions that apply to this zoning are listed below, as cited from the Zoning Ordinance.

      Zoning Jurisdiction:              Mountain View

      Existing Zoning:                  R-3-l, Multiple Family Residential
                                        District

      Permitted Uses:
          By Right:                     Multiple-family dwellings and apartment
                                        houses, single-family dwellings and two-family dwellings or duplexes, townhouse developments, crop and tree farming.

          By Site Plan Approval:        Boarding or lodging houses, nursing
                                        homes, convalescent hospitals and
                                        similar residential uses, public halls,
                                        lodges and clubs.

      Minimum Lot Size:                 8,000 square feet

      Minimum Average Lot Width:        80 feet or one-third of lot depth

      Minimum Setbacks:
               Front Yard:              15 feet
               Side Yard:               l5 feet
               Rear Yard:               l5 feet

      Maximum Building Height:          35 feet

      Maximum Floor Area Ratio:         1.05

      Maximum Lot Coverage:             35 percent

      On Site Parking:

               Maximum Open Area:       20 percent of total lot area

      The subject is improved with a 184-unit, garden-style apartment complex. The number of units results in a density of 28.75 units per acre, which is less than the maximum allowable density of 33.56 units per acre. The site's use as an apartment property, the height and positioning of the improvements, and the number of parking spaces all conform to the current zoning guidelines. The subject is considered a legally conforming use as confirmed by the Mountain View Planning Department.

                              C.1 MARKET CONDITIONS

GENERAL CONDITIONS

      The subject property is located in the city of Santa Clara, in Santa Clara County, approximately 2 miles northwest of San Jose and 50 miles south of San Francisco. Santa Clara County and the San Jose PMSA are contiguous and are part of the San Francisco-Oakland-San Jose CMS which also includes the Oakland, San Francisco, Santa Cruz-Watsonville, Santa Rosa, and Vallejo-Fairfield-Napa PMSAs. Due to the high concentration of San Jose PMSA residents in the local workforce and the expansive and naturally divided geography of the San Francisco-Oakland-San Jose CMSA, this report focuses on the San Jose PMSA. Trends in the San Jose PMSA impact the performance and value of the subject property. As such, we have analyzed these influences fully in the following section.

      The San Jose PMSA is located south of San Francisco and Oakland at the southern edge of San Francisco Bay. The PMSA's sole county, Santa Clara, covers a total land area of approximately 1,300 square miles and extends from Palo Alto/Menlo Park on the north to Gilroy on the south. Most urban development in the PMSA lies within the northwestern portion of the county, known as the Santa Clara Valley or the Silicon Valley. Communities such as Palo Alto, Mountain View, Cupertino, Sunnyvale, Santa Clara, and San Jose lie within this densely developed valley. The PMSA is bordered on the west by the Santa Cruz Mountains and on the east by the Diablo Range. While some of these hilly areas contain desirable housing, much of the PMSA's mountainous open terrain is unsuitable for residential development. In addition, a significant portion of the county's land is devoted to agricultural uses.

      The birth and growth of the computer and semi-conductor industries in Silicon Valley facilitated the San Jose PMSA's current concentration in the high-technology electronics, computer, aerospace, telecommunications, software, and bio-technology industries. These industries experienced rapid growth throughout the 1960s and 1970s which finally slowed in the mid-1980s. Increased efficiency due to downsizing and the general economic recovery have led to a resurgence in the high-tech industries in the 1990s. While high costs of conducting business have precipitated the departure of the manufacturing arms of many high-tech firms from Silicon Valley, the area remains a desired location for high-tech firms' headquarters and research and development facilities. Although Santa Clara County still has a significant agricultural base, the high-tech industries overshadow other contributors to the area's economy.

POPULATION

      Based on the 1990 census, Claritas Inc. estimates the 1996 San Jose PMSA population to be approximately 1.59 million. Currently, the San Jose metropolitan area accounts for slightly less than five percent of the state of California's total population. Population in both the PMSA and state of California grew at a faster rate than the U.S. during the 1980s. However, between 1990 and 1996, the population growth rate in the San Jose PMSA fell to a compound annual average of 1.0 percent, or slightly below the U.S. average of
1.1 percent. The population in the state of California grew at a compound annual rate of 1.5 percent over the same period. The table below sets forth population trends for the San Jose PMSA compared with those for the state of California and the United States.

                                POPULATION TRENDS

                                                                         Compound     Compound
                                                                          Annual       Annual
                                               1996          2001         Growth       Growth
                   1980          1990       (estimated)   (projected)    1990-1996    1996-2001
                   ----          ----       -----------   -----------    ---------    ---------
San Jose          1,295,069     1,497,577     1,593,746      l,678,380      1.0%         1.0%
California       23,667,908    29,760,022    32,242,114     34,279,984      1.3%         1.2%
USA             226,545,776   248,709,872   264,992,224    277,957,536      1.1%         1.0%

Source: Claritas Inc.; Arthur Andersen

                               [GRAPHIC OMITTED]

AREA MAP

BIRCHCREEK APARTMENTS
MOUNTAIN VIEW, CALIFORNIA

      The southern and eastern portions of Santa Clara County have been capturing much of the population growth. The south county cities of Gilroy and Morgan Hill have been growing especially fast, as have Milpitas, San Jose, and adjoining neighborhoods to the south and east. In contrast, the cities located in the highly urbanized northwestern portion of the county have grown more slowly.

                               POPULATION FORECAST
                                  SAN JOSE PMSA
                                   1995 - 2015

                                                                                                         Annual
                                                                         Percent of      Percent of      Average
Subregional                                                             Total Region    Total Region   Growth Rate
   Area               1995          2000          2010          2015        1995            2000       1995 - 2015
   ----               ----          ----          ----          ----        ----            ----       -----------
Campbell             41,800        43,400        44,500        44,200       2.6%             2.5%         0.28%
Cupertino            51,300        53,900        54,800        54,800       3.2%             3.1%         0.39%
Gilroy               38,200        45,000        58,000        65,800       2.4%             2.6%         2.76%
Los Altos            30,300        30,100        30,000        30,100       1.9%             1.8%        -0.03%
Los Altos Hills       8,600         8,800         8,800         8,800       0.5%             0.5%         0.12%
Los Gatos            32,900        33,600        33,700        33,500       2.0%             2.0%         0.09%
Milpitas             59,000        64,100        65,700        65,700       3.7%             3.7%         0.54%
Monte Sereno          3,900         3,950         3,900         3,850       0.2%             0.2%        -0.06%
Morgan Hill          33,700        38,300        46,900        51,400       2.1%             2.2%         2.13%
Mountain View        73,200        76,600        78,800        78,600       4.5%             4.5%         0.36%
Palo Alto            78,600        79,000        81,800        82,400       4.9%             4.6%         0.24%
San Jose            888,600       956,800     1,031,600     1,048,900      55.2%            55.7%         0.83%
Santa Clara          97,600       l02,200       114,200       116,900       6.1%             5.9%         0.91%
Saratoga             30,500        31,200        31,100        30,900       1.9%             1.8%         0.07%
Sunnyvale           126,800       135,200       142,900       147,100       7.9%             7.9%         0.75%
Remainder            16,000        17,000        17,600        17,700       1.0%             1.0%         0.51%
                  ---------     ---------     ---------     ---------     -----            -----         -----
Santa Clara
County (San Jose
PMSA)             1,611,200     1,719,150     1,844,300     1,880,650     100.0%           100.0%         0.78%

----------
Note: Figures differ somewhat from the prior table due to different sources.

Source: Association of Bay Area Governments, December 1995.

      Projections by the Association of Bay Area Governments further support the trend in population growth away from the Santa Clara County's mature northwest towns and toward the less developed eastern and southern regions of the county. Between 1995 and 2015, Gilroy is expected to grow at a compound annual rate of
2.8 percent and Morgan Hill is expected to grow at a compound annual rate of 2.1 percent. Over the same period, Mountain View is expected grow at compound annual rate of 0.4 percent and the city of Santa Clara is expected to grow at a compound annual rate of 0.9 percent.

EMPLOYMENT

      Most of the San Jose PMSA urban development is concentrated in northwestern Santa Clara County in the area known as Silicon Valley. With more than 4,100 high-tech companies, Silicon Valley is considered the nation's center of high technology. As a result, the economy of the San Jose PMSA relies on both the worldwide demand for its products and the United States defense budget -- two main reasons for the area's loss of over 22,000 jobs between 1990 and 1992. Since that time, however, the high-tech industry has restructured itself and shifted from manufacturing to providing high-tech services, such as data processing services and research and software development. In particular, the explosion of internet start-up firms such as Mountain View's Netscape fueled job growth and attracted a highly-educated labor pool to the area. Consequently, the county of Santa Clara recovered and the San Jose PMSA became California's employment leader for 1995 with Silicon Valley accounting for over one third of California's exports.

      According to the U.S. Department of Labor, the annual average at-place employment for the San Jose PMSA increased from 845,000 in August 1995 to 877,500 in August 1996, or a net gain of over 32,000 jobs over the one-year period. The San Jose PMSA has consistently enjoyed lower unemployment rates than the national rate and the state of California as a result of its indispensable role as a high-technology research and development center. The following table displays Santa Clara County's unemployment rate for the past 6.5 years.

                               UNEMPLOYMENT TRENDS
                                   1990 - 1996

                                San Jose
                   Year         PMSA        California      U.S.
                   ----         ----        ----------      ----
                   1990         4.0%           5.8%         5.6%
                   1991         5.6%           7.7%         6.8%
                   1992         6.7%           9.3%         7.5%
                   1993         6.8%           9.4%         6.9%
                   1994         6.2%           8.6%         6.1%
                   1995         5.0%           7.8%         5.6%
                   July 1996    3.8%           7.6%         5.4%

                   ----------
                   Source: U.S. Department of Labor Bureau of Labor Statistics; August 1996.

      The State of California Employment Development Department predicts a growth rate for nonagricultural wage and salary jobs of 10.5 percent during the 1992 - 1999 period with high technology leading the economy. Services, primarily business services, will become the largest industry division with data processing services expected to continue recording fast growth. Employment in manufacturing accounted for the largest industry sector until 1992 and is projected to continue to decline in importance as a result of the defense cutbacks. Retail trade is the county's third largest industry sector and is expected to grow in tandem with the county's population growth.

      The total non-agriculture wage and salary job count between 1994 and 1995 showed a net gain of over 28,000 jobs. The service and construction sectors had the largest gains with annual growths of 7.8 percent and 4.6 percent, respectively. The growth in the service sector contributed nearly 19,000 jobs. The two industry sectors which lost jobs over the period were the finance, insurance and real estate sector and the government sector, which together lost 2,800 jobs

      During the most recent recession ending in 1992, the local economy lost 22,400 jobs from its 1990 total of 814,500 jobs, an average annual loss of 1.4 percent. Since bottoming out in 1992, the local economy has added nearly 35,900 jobs as of year-end 1995, a compound annual growth rate of 1.5 percent. The following table sets forth employment by industry within the San Jose PMSA over the past five years. However, contract and self-employed workers are not included in these figures and are projected to be significant.

                           WAGE AND SALARY EMPLOYMENT
                          BY INDUSTRY AND PLACE OF WORK
                                  SAN JOSE PMSA
                                    1990-1995
                                   (Thousands)

Industry            1990       1991       1992       1993       1994       1995
-------------     -------    -------    -------    -------    -------    -------
Manufacturing       258.2      251.5      236.8      231.7      226.0      229.6
Construction         29.5       28.1       27.3       26.1       26.4       27.6
Services            214.4      217.7      226.6      237.9      245.1      263.7
Trade               169.0      165.0      158.6      157.7      160.3      167.6
TCPU(1)              22.2       22.6       22.4       23.6       23.8       23.9
FIRE(2)              31.6       31.5       31.5       31.5       30.0       28.7
Government           89.4       89.1       88.8       87.9       88.3       86.8
Mining                 .3         .3         .2         .2         .1         .1
                    -----      -----      -----      -----      --- -      -----
Total               814.5      805.8      792.1      796.6      799.9      828.0

----------
(1)   Transportation, Communication and Public Utilities.
(2)   Finance, Insurance and Real Estate.
      Source: California Association for Local Economic Development; August
      1996.

      The county of Santa Clara is expected to maintain its position as the high-technology corporate headquarters for the nation. Hewlett-Packard's Component Group, IBM's Storage Systems Division, Fujitsu America, Sony, Hitachi, and Samsung Semiconductor, Inc. all operate in San Jose. The following table outlines the largest employers in the county.

                              TOP EMPLOYERS - 1995
                               SANTA CLARA COUNTY

          Name                              Location              Employment
          ----                              --------              ----------
   Hewlett Packard Company                  Palo Alto               l6,000
   County of Santa Clara                    San Jose                13,512
   Lockheed Martin Missiles & Space         Sunnyvale               10,124
   Stanford University                      Stanford                 7,900
   IBM Corporation                          San Jose                 7,500
   Kaiser Permanente Medical Center         Santa Clara              5,900
   Stanford University Hospital             Palo Alto                5,500
   City of San Jose                         San Jose                 5,212
   Applied Materials                        Santa Clara              5,l00
   National Semiconductor Corp.             Santa Clara              5,000
   Sun Microsystems                         Mountain View            4,830
   Intel Corporation                        Santa Clara              4,700
   Apple Computer, Inc.                     Cupertino                4,637
   S.C. Valley Health & Hospital Sys.       San Jose                 4,300
   Silicon Graphics                         Mountain View            3,744

   ----------
   Source: San Jose Metropolitan Chamber of Commerce 1996.

INCOME

      The San Jose metropolitan area is well above national averages in terms of median household income and in a 1995 study was ranked the sixth most affluent market in the United States. The 1996 median household income for the San Jose PMSA was estimated at $58,246, or approximately 59 percent higher than the national median. It is also nearly 43 percent higher than the state of California median household income of $40,802. The PMSA income figure has increased at an annual average of 2.8 percent since 1989 and is projected to increase an additional 2.7 percent annually through the year 2001. The following table sets forth trends in median household income in the San Jose area.

                             MEDIAN HOUSEHOLD INCOME
                           SAN JOSE METROPOLITAN AREA
                             1979 - 2001 (Projected)

                                                              Compound       Compound
                                     Estimated   Projected  Annual Growth  Annual Growth
                    1979      1989      1996        2001      1989-1996      1996-2001
                    ----      ----      ----        ----      ---------      ---------
San Jose PMSA     $23,387   $48,155   $58,246     $66,490       2.8%           2.7%
California        $18,252   $35,833   $40,802     $44,209       1.9%           1.6%
United States     $16,846   $30,097   $36,625     $42,259       2.8%           2.9%

----------
Source: Claritas, Inc

TRANSPORTATION

Highways Arteries

      The Bay Area's sprawling growth has made traffic a major concern for area residents. In a 1992 Association of Bay Area Governments survey concerning infrastructure problems, 48 percent of survey respondents indicated that the problems associated with roads were either at the critical or severe stage.

      Local governments are making numerous road improvements to combat the traffic problems. In the San Jose PMSA, projects in progress include a recently opened freeway in the West Valley Corridor, the widening of U.S. 101 through central San Jose, and the extension of two new freeways, Highway 85 and Highway
87. The completion of Highways 85 and 87 resulted in a 30 percent drop in commute times.

      San Jose's location positions the city as a transportation hub for both Santa Clara County and the Bay Area as a whole. The Bay Area's four major freeways, Highways 280, 680, and 880 and State Highway 101, all converge in San Jose. State Highway 101 heads south from San Jose to Los Angeles and north to San Francisco, Highway 880 North leaves San Jose for Oakland, and Highway 680 connects San Jose to Sacramento. San Jose's 70-mile expressway system includes 31 miles of commuter lanes.

Public Transportation Rail Systems

      Bay Area Rapid Transit (BART) is a light rail system which connects San Francisco with surrounding counties, including those in the Oakland and San Jose PMSAs. A study is underway to determine the feasibility of extending BART to downtown San Jose. The CalTrain commuter rail serves over 20 Silicon Valley stations between San Jose and San Francisco. The new Santa Clara Light Rail Line provides service to San Jose from southern Santa Clara County. Extensions of the 20-mile Santa Clara Light Rail Line to northeast San Jose, Sunnyvale, Mountain View, and the east valley are being considered.

Air Service

      The San Jose International Airport annually transports over 8 million passengers via thirteen passenger airlines and over 150 million pounds of cargo. The additions of Southwest Airlines and United's entrant into the low fare market, United Express, have offset American Airlines decision to downsize its San Jose hub operations. Overall passenger traffic at San Jose International Airport increased almost 6 percent from 1994 to 1995 to a total of 8.9 million passengers. By the end of August 1996, the airport already handled over 6.5 million passengers for the year.

CONCLUSION

      The recent strengthening of the computer and high-tech industries has fueled the recovery of the inextricably linked Silicon Valley and Santa Clara County economies. The continued growth and success of computer and high-tech related start-up firms is expected to continue to inject vigor into the local economy. In addition, these industries continue to supply high-paying jobs that boost the area's already lofty median household income. As a result, the affordability of single-family and multifamily housing is expected to remain low as limited new development and strong demand conspire to spark home price and rental rate increases that much of the area's highly-paid work force can afford. Affordable housing is likely to be found farther away from the employment centers of northwest Santa Clara County and San Jose. The less developed eastern and southern regions of Santa Clara County are expected to see the bulk of new residential development and consequently are likely to harbor the majority of the region's population growth in the coming decades.

                            C.2 NEIGHBORHOOD ANALYSIS

Location

      The subject property is located in Mountain View, which is located in northwest Santa Clara County. Mountain View is considered a desirable residential area within the county because it has good access to the area's employment centers and retail corridors. The area has one of the Bay Area's warmest and driest climates that supports a green landscape and permits year-round outdoor recreation. Mountain View is a mature, built-out community comprised largely of desirable, well-kept single-family and multifamily residential neighborhoods. Moreover, the city benefits from excellent access to U.S. 101, 1-280 and the Stevens Creek Freeway, which provide access to the employment and recreation options outside of the San Jose PMSA in the San Francisco and Oakland PMSAs.

      The subject is located on the east side of South Rengstorff Avenue, just west of its intersection with El Camino Real. South Rengstorff Avenue is a major four-lane north-south thoroughfare that heads north from El Camino Real to an on/off ramp on U.S. 101. The subject is framed by residential development. Two of the subject buildings are situated parallel to South Rengstorff Avenue, providing the property with good frontage, visibility, and access from the roadway.

Boundaries of Neighborhood

      The subject's neighborhood is defined as the western portion of Mountain View, bound to the east by Escuela Avenue, to the west by San Antonio Road, to the north by the Central Expressway, and to the south by El Camino Real, the city's border with Los Altos. The neighborhood encompasses an area of just less than one square mile and contains significant concentrations of residential and commercial development. Rengstorff Park is also located within the subject's neighborhood.

                               [GRAPHIC OMITTED]

NEIGHBORHOOD MAP

BIRCH CREEK APARTMENTS
MOUNTAIN VIEW, CALIFORNIA

Land Use Patterns

      Development along South Rengstorff Avenue is primarily residential in nature, with small pockets of commercial activity at major intersections. The subject property is located in a residential area, characterized by medium-sized, one-story single-family residences and multifamily developments, most of which were constructed in the 1960s and 1970s.

      Most commercial development in the township is located along El Camino Real. The subject property is located approximately one half mile from the San Antonio Shopping Center and approximately two miles from Shoreline Regional Park and golf course.

      The most proximate multifamily property to the subject, Mountain View Gardens Apartments, is located due west of the subject on South Rengstorff Avenue. This property's condition is inferior to that of the subject. Several other projects are located along Rengstorff Avenue and along Middlefleld Road and Shoreline Boulevard. Three of the subject's rent comparables are located near the intersection of Middlefield Road and Shoreline Boulevard in central Mountain View.

      The U.S. Naval Air Station and NASA's Ames Research Center, both located at Moffett Field, are located approximately two miles northeast of the subject adjacent to U.S. 101. Along with Shoreline Regional Park, the Moffett Field complex encompasses the entire northern border of Mountain View. The city is bordered on its other three sides by mature suburban communities: Palo Alto to the west, Los Altos to the south, and Sunnyvale to the east.

NEIGHBORHOOD STAGE

      The subject neighborhood is in the stability stage, as is evidenced by the significant number of older residential and commercial properties and the largely built-out nature of the majority of the community. New development in the area generally takes the form of infill projects.

NEW DEVELOPMENT

      No major multifamily development is currently under construction or approved for construction in the area. Americana Apartments is awaiting City approval in the fall 1996 to construct 58 new units in Mountain View. In addition, several small infill residential projects are in the development pipeline. However, these projects are not expected to significantly increase the number of units in the market.

CONCLUSION

      The subject's neighborhood is characterized as predominantly residential in nature, with small areas of commercial development at main intersections and most of the city's commercial development located along El Camino Real. The subject property is located within close proximity to neighborhood shopping centers and within a half mile of a large shopping center. Given the extensive highway network which serves the City of Mountain View, the property is also very accessible to employment centers throughout the San Jose PMSA. Most of the residents work in Silicon Valley firms in the San Jose PMSA. The City of Mountain View is considered an attractive residential location but has become increasingly less affordable over the past few years.

      Because there are limited sites available for new multifamily development, it is anticipated that very little new development of this type will occur in the area over the near-term. This will affect the subject in a positive manner by limiting the competition it faces for tenants. With the subject property's location within close proximity to major transportation arteries and commercial areas but surrounded by established residential development, it is concluded that the subject should remain a strong competitor within its market.

                          C.3 APARTMENT MARKET OVERVIEW

      From a construction standpoint, the apartment market in the San Jose PMSA has slowed significantly since experiencing strong activity in the late 1980s. At the same time, strong demand has resulted in one of the nation's tightest rental markets as strong employment growth has attracted a steady stream of new households to the area. Development within several communities in the county remains restricted in order to safeguard open space, limit traffic, or protect property values. Consequently, as of June 1996, apartment vacancy in Santa Clara County dropped to 1.9 percent, the lowest in the entire San Francisco Bay Area. Local restricted development policies are, however, expected to loosen as housing becomes a more critical factor with the expected growth in labor demand.

MARKET SIZE

      From 1991 to 1995, multifamily building permits issued in the San Jose MSA accounted for a decreasing proportion of the total number of permits issued annually. Two years of positive multifamily permitting activity during 1993 and 1994 interrupted a declining trend in the number of multifamily permits issued in the PMSA. Although the positive fundamentals of the San Jose PMSA's multifamily housing market have sparked strong interest in new development, the local regulatory and lending environments and the paucity of developable residential land continue to slow the permitting of large-scale apartment developments. The following table outlines historical permit issuance in the San Jose PMSA.

                           HISTORICAL PERMIT ISSUANCE
                       SAN JOSE PMSA (SANTA CLARA COUNTY)
                                   1989 - 1995

                                    1989    1990    1991    1992    1993    1994    1995
                                    ----    ----    ----    ----    ----    ----    ----
Single-Family Permits               2,567   1,762   1,638   1,760   1,848   2,127   2,213
Multifamily Permits (1)             1,963   3,109   2,134   1,297    1331    1817   1,232
                                    -----   -----   -----   -----   -----   -----   -----
Total Permits                       4,530   4,871   3,772   3,057   3,179   3,944   3,445
Multifamily as Percent of Total      43.3%   63.8%   56.6%   42.4%   41.9%   46.1%   35.8%
Multifamily Change From Prior Year     --    58.4%  -31.4%  -39.2%    2.6%   36.5%   32.2%

----------
(1)   includes apartments, condominiums and plexes

Source: Regional Financial Associates: Arthur Andersen LLP, September 1996.

      Residents of the San Jose PMSA exhibit a strong preference for rental-type units, with approximately 40 percent of total households residing in rental units. This rental ratio is above the national average of 36 percent. The San Jose PMSA's relatively high rental ratio is attributable to the low affordability of single family housing as only 43 percent of San Jose PMSA households can afford the median existing home price of $268,160. Area residents' propensity to rent is also driven by the relative youth of the local population and volatility of the high-tech Silicon Valley job market.

VACANCY

      From an occupancy perspective, the San Jose PMSA apartment market is extremely tight. For the first half of 1996, Santa Clara County had the lowest vacancy rate in the entire nine-county San Francisco Bay Area. This situation is a direct result of the recovery of the job market and the constrained construction of new units in the area. The following table outlines historical vacancy rates for the San Jose PMSA.

                            HISTORICAL VACANCY RATES
                                  SAN JOSE PMSA
                                   1993 - 1996

                            Period    Average Vacancy
                            ------    ---------------
                           Dec 1993        4.94%
                           June 1994       4.14%
                           Dec 1994        4.38%
                           June 1995       3.28%
                           Dec 1995        2.15%
                           June 1996       1.90%

                           ----------
                           Source: RealData, Inc.; Arthur Andersen LLP,
                                   September 1996.

NEW SUPPLY

      In response to the strong need for more rental housing, over 2,500 units of rental housing construction are currently in the pipeline in Santa Clara County. This figure represents more than 50 percent of the overall total for the San Francisco Bay area. Approximately 1,000 of these units will consist of low income housing in the city of San Jose and will not significantly impact market vacancy rates. In Cupertino, over 300 units are scheduled to be open by the end of 1996; over 250 units are planned in the city of Santa Clara; and, in Sunnyvale, a 709-unit apartment community is planned. Within the city of San Jose, in addition to the low income housing, a 300-unit complex is expected to open during 1996. As a result of these modest levels of new construction coupled with the projected population and employment growth, the vacancy rates are expected to remain extremely low in the area over the next several years.

RENTAL RATES

      Over the past two years, coinciding with the economic return of Silicon Valley, rental rates in the San Jose PMSA have risen sharply to reach an average of $1.32 per square foot as of June 1996. This reflects an increase of over 10 percent in the first six months of 1996, leading the nine-county Bay Area and placing Santa Clara County in the highest ranking position in terms of average gross rental rate. In particular, the northwestern portion of the county is dominating the market with the highest rental rates in the county with the city of Mountain View averaging $1.40 per square foot and the city of Santa Clara averaging $1.38 per square foot. For the near term, rental rates are expected to steadily increase until new construction impacts the available supply of units. The table below outlines rental rates for Santa Clara County as of June 1996.

                            RENTAL RATES BY UNIT TYPE
                               SANTA CLARA COUNTY
                                    JUNE 1996

                                                             Avg. Monthly Rental
Apartment Type               Avg. Monthly Rental Rates     Rates Per Square Foot
--------------               -------------------------     ---------------------

Studio                                          $  747                     $1.65
1 Bedroom/1 Bath                                $  977                     $1.41
2 Bedroom/1 Bath                                $1,065                     $1.19
2 Bedroom/1 Bath/+                              $1,254                     $1.27
3 Bedroom/1 Bath                                $  921                     $0.90
3 Bedroom/1 Bath/+                              $1,425                     $1.19
4 Bedroom                                       $1,400                     $0.97

----------
Source: RealData, Inc., September 1996.

SURVEY OF SUBJECT NEIGHBORHOOD

      In September 1996, Arthur Andersen surveyed five apartment complexes (including the subject) in the immediate neighborhood which had a total of 881 units and occupancy levels ranging from 98.4 to 100.0 percent, with an average of 99.7 percent. The following apartment complexes are analyzed in more detail as part of the comparable rental analysis in the Income Approach section of this report.

                          SURVEY OF APARTMENT COMPLEXES

                              CITY OF MOUNTAIN VIEW

                           Number            Rental           Rental

Complex                  Of Units             Rates         Rates/SF   Occupancy
-------                  --------             -----         --------   ---------

Birch Creek (Subject)       184       $950 - $1,425    $1.34 - $1.73       98.4%


Shoreline Village           126       $845 - $1,125    $1.11 - $1.46      100.0%

Village Lake                208       $950 - $1,495    $1.41 - $1.73      100.0%

The Shadows                 180     $1,060 - $1,960    $1.46 - $1.95      100.0%

Northpark                   183       $820 - $1,400    $1.63 - $1.96          NA
                            ---

Total/Average               881                                            99.7%

----------
Source: Arthur Andersen Field Research, September 1996.

      Monthly rental rates in the subject's market area, according to the Arthur Andersen survey, are $820 for studio units ($1.96 per square foot); $950 to $1,005 for junior one-bedroom units ($1.73 -$1.91 per square foot); $845 to $1,320 for one-bedroom units ($1.30 to $1.96 per square foot); $1,000 to $1,500 for two-bedroom, one-bath units ($1.11 to $1.61 per square foot); $1,475 to $1,660 for two-bedroom, two bath units ($1.41 to $1.62 per square foot); and $1,930 to $1,960 for three- bedroom, two-bath units ($1.46 to $1.48 per square foot). At the subject, asking rents range from $950 to $1,425 ($1.34 to $1.73 per square foot) and are within the range of the competitive properties. No rental concessions are currently being offered at the surveyed properties.

      Based on the observed performance of the competitive properties, examined within the framework of overall market indicators, it appears that the supply and demand fundamentals in the multifamily market appear strong in the City of Mountain View. Moreover, modest population growth coupled with limited new construction should keep the apartment market strong over the near-term. Market sources agree that vacancies are expected to remain low, with well-located complexes such as the subject showing the highest occupancies. Consequently, the outlook for the subject property appears very favorable.

      Santa Clara County is projected to add 29,371 households over the 1996 - 2001 period. Assuming the current rental preference of 40 percent, this household growth would translate into more than 2,300 new renters annually over the next five years. In contrast, Santa Clara County has issued an average of 1,840 new multifamily permits annually over the past seven years. Furthermore, only 2,500 new units are currently in the development pipeline in the area, only 1500 units of which are market rate units.

                        C.4 HIGHEST AND BEST USE ANALYSIS

      The validity of an appraisal is dependent upon the consideration and conclusion of highest and best use.(3) Often expressed as "the most profitable legal use," the concept requires an analysis of many factors. Vacant land value is directly related to its highest and best use. On the other hand, an improved property may have the same or a different highest and best use than the land supporting the improvements when considered as vacant land. Therefore, for improved property, both highest and best use decisions must be separately considered, both as vacant land and as improved property. In addition to a conclusion for both the vacant land and improved property, sale and lease comparisons are usually made with properties having similar highest and best uses as the subject.

      The parameters for consideration relate to legality of use, physical possibilities, financial feasibility, and maximum economic production. Single uses, interim uses, legal non-conforming uses, speculative uses or excess land determinations require further analysis.

HIGHEST AND BEST USE OF THE LAND AS IF VACANT

      Legally permissible uses are those limited by zoning, easements and rights-of-way, deed restrictions, building codes, and environmental controls. These restrictions, discussed in Section B.2, limit the permissible uses of the subject property to single-family and multifamily uses.

      Physically possible uses are limited by size, design, topography, flood possibilities and physical capacities. The subject site contains 6.4 useable acres consisting of a nearly trapezoidally-shaped parcel. The subject property is located between the limits of the 100-year floodplain and the 500-year floodplain. Drainage and topography are acceptable for the legally permissible uses. Although we are unqualified to render an opinion of the physical load-bearing capacity of the land or its freedom

----------
(3) Highest and Best Use: "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. (American Institute of Real Estate Appraisers, The Dictionary of Real Estate Appraisal, Second Edition, Copyright 1989, Page 149.

from hazardous materials, no nuisances were obvious at the time of inspection. It appears that all of the legally permissible uses are physically possible.

      Financially feasible uses must be supported by sufficient demand in the neighborhood to create a sufficient return to invest over the long term. In analyzing each potential highest and best use alternative, the income potential from those legally permissible and physically possible uses were considered. The income from the highest and best use should be sufficient to satisfy investor requirements and operating expenses, thereby providing a return on the land.

      Predominant land uses in the neighborhood provide indications of profitable land uses for the location of the subject property. Development in the immediate vicinity is dominated by multifamily residential uses of similar age and condition. The close proximity to major thoroughfares such as Central Expressway, El Camino Real and U.S. 101, shopping centers, and employment centers adds to the desirability of the location for residential use. Thus, the subject's location is suitable for multifamily development.

      Physically, this multifamily development could be in the form of either residential rental apartments or ownership condominiums. As most of the single-family residential construction in the past two years has targeted first-time home buyers, the availability of more affordable single-family housing has weakened the demand for condominiums. In addition, many area employees in the computer and high-tech industries prefer to rent instead of own to give themselves more flexibility in the dynamic, unpredictable Silicon Valley job market. Considering these issues, the highest and best use of the subject property would appear to be the development of a rental apartment complex similar to the subject.

      Our judgment of the maximally productive use of the site, therefore, centers on the potential for future income production in the Mountain View apartment market as compared to the single-family market. Historically, the apartment properties in this area have maintained high occupancy levels and high rental rate levels due to strong demand for affordable housing alternatives to the single-family market. Demand is fueled by the subject's proximity to Silicon Valley and other Bay Area employment centers. In addition, many employees at fast-paced Silicon Valley firms have short-term tenure expectations and thus desire temporary housing. On the supply side, there are currently no approved additions to the multifamily supply in Mountain View.

      Development has been and continues to be limited by the lack of available land and the slow approvals process. Santa Clara County is the most active county in the Bay Area for multifamily construction. With 776 units under construction and 2,395 units planned, Santa Clara County's construction activity dwarfs that of the other Bay Area counties. However, much of this construction involves low income or Affordable Housing Program development in urban San Jose and other areas. This construction trend indicates that current rental rate levels and vacancy rates justify new construction. However, the lack of available, properly zoned land in Mountain View continues to limit construction in the city, warranting a bullish outlook for the local apartment market.

      Therefore, it is our opinion that the highest and best use of the subject site, as though vacant is for multifamily residential development at the maximum allowable density.

HIGHEST AND BEST USE OF THE PROPERTY AS CURRENTLY IMPROVED

      The subject property is currently improved with a good quality 184-unit garden apartment complex. In light of the existing improvements, a contrast with other uses is made for the optimal use which is also physically suitable for the site, legally permissible, economically feasible and the most profitable usage of the site.

      As earlier indicated, the highest and best use of a property as improved may differ from the highest and best use of the land as if vacant. The "as improved" analysis assists in the identity of the use that is estimated to provide the greatest overall property return on invested capital, as well as in the identification of comparable properties. Typical choices for improved property include the following usage alternatives:

                        1.    Demolition of the improvements;

                        2.    Remodeling or renovation; and

                        3.    Continued usage, as is.

DEMOLITION OF THE IMPROVEMENTS:

      The implication in a highest and best use analysis is that the existing improvements should be retained and/or renovated as long as those improvements continue to contribute to the total value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing improvements and constructing alternative facilities. An analysis of the subject property reveals that the existing improvements do continue to contribute to the overall value of the subject, with no alternative use available to the site which would provide a greater return. As a result, demolition of the improvements is considered neither warranted, nor optimal from a highest and best use standpoint.

REMODELING OR RENOVATION

      This alternative would present the highest and best use of the site if the resulting increase in value would more than offset the cost of remodeling or renovating the existing improvements. In this case, no renovation or remodeling would be required to maximize the profitability of the subject property primarily due to the age of the building. The improvements are well constructed, functional, and supported by an adequate level of market demand. Renovation of the current use would not generate sufficient additional income to provide a return on the cost of any renovations.

CONCLUSION AND RECONCILIATION OF HIGHEST AND BEST USE

      In conclusion, the highest and best use of the subject property, as currently improved, is continued use as an apartment complex with ongoing upgrades of units when vacated to replace outdated carpets, appliances, and other interior unit features.

                            D.1 THE APPRAISAL PROCESS

      The purpose of this appraisal is to estimate the "as is" market value the subject property in accordance with accepted value estimating procedure. "The valuation process is a systematic procedure employed to provide the answer to a client's question about real property value. It is a model of appraisal activity, reflecting an understanding of value and the methods used in the value estimation. "(4)

      There are three traditional approaches involved in the valuation of real property. These are known as the cost approach, the sales comparison approach, and the income approach. Each of the three approaches is related to the other, as they involve the gathering and analysis of sales, cost, and income data that pertain to the property being appraised.

      In the cost approach, the appraiser estimates a value by estimating the replacement cost of a structure with similar utility, deducting all forms of accrued depreciation, and adding to that the estimated value of the land. The cost approach is most reliable in estimating value of newly constructed or special purpose properties. This approach loses validity when the estimation of large amounts of physical depreciation and/or external obsolescence is required. In addition, this approach is least used by investors when evaluating apartment property acquisitions so we did not include it in our valuation.

      In the sales comparison approach, value for the subject property is estimated by comparing it to other similar properties which have sold recently, applying the appropriate units of comparison and making adjustments to the comparables to arrive at an indicated value for the subject. In the case of the subject, market price per unit is the most commonly used unit of comparison.

----------
(4) American Institute of Real Estate Appraisers, The Appraisal of Real Estate Appraisal, Chicago, Illinois, 1989, p.73.

      The income approach is the approach through which a value indication for income producing properties is estimated by converting the anticipated income stream into property value. This can be accomplished through two methods: the direct capitalization technique and the discounted cash flow analysis. Direct capitalization utilizes the anticipated annual income and capitalizes it at a market derived capitalization rate that reflects a specific pattern, return on investments and change in value over the expected holding period. The discounted cash flow method anticipates the income stream for a specified holding period as well as a reversion value, and discounts that income to a current value based on a specified yield rate. Direct capitalization is the most commonly applied technique in pricing apartment properties, especially when the property is stabilized. Direct capitalization is typically supported by the discounted cash flow method. Both approaches are utilized.

      In all of the approaches, the most important data source is the marketplace. This applies not only to comparable sales, but also to the determination of rent levels, occupancy rates, expenses and capitalization rates. The separate value indications derived for the sales and income approach technique are reconciled at the end of our appraisal into a final value estimate.

                          E.1 SALES COMPARISON APPROACH

      The sales comparison approach estimates market value based on comparative analysis of recent sales of improved properties that are similar in function, size, income production and use to the appraised property. This approach to value assumes that the market will set a price for the subject in the same manner that it sets the price for comparable, competitive properties. To apply the sales comparison approach, the appraisers employ a number of appraisal principles, including the principle of substitution which holds that the value of a property that is replaceable in the marketplace tends to be set by the cost of acquiring an equally desirable substitute property. Additional considerations include examination of market conditions prevailing at the time of sale as compared to those at the date of valuation. A comparison of the subject property to the selected comparable sales was complicated by the fact that the subject property is encumbered by a long term ground lease and all of the comparables were fee simple transactions. In an effort to address this major difference correctly and the effect the additional cost of ground rent has on the value of the subject property, the appraisers have elected to employ the net operating income comparison method in our Sales Comparison approach. The following pages contain a description of the five selected sales utilized in this analysis. This is followed by an explanation of the application of this method to the subject property, and finally by the appraisers value conclusion under the Sales Comparison Approach.

                               [GRAPHIC OMITTED]

IMPROVED SALE COMPARABLES MAP

BIRCH CREEK APARTMENTS
MOUNTAIN VIEW, CALIFORNIA

                           COMPARABLE APARTMENT SALE 1

Location:                               2326-2330 California Street
                                        Mountain View, California

    Grantor:                            Master Mortgage Company

    Grantee:                            The Spieker Companies

    Date of Sale:                       April 1996

    Sale Price:                         $4,050,001

    Financing:                          Cash to seller

    Year Built:                         1963

    Number of Units:                    80

    Price Per Unit:                     $50,625

    Overall Cap Rate:                   8.98%

    EGIM:                               5.63

    Income Information:                 NOI:                           $ 363,772

    NOI Per Unit:                       $ 4,547

    Land:                               2.02 acres

    Net Rentable Area:                  79,433 square feet

    Occupancy at Sale:                  95 percent

Property Description:                   This property has two, two-story
                                        buildings in average condition.
                                        Amenities include a pool, laundry,
                                        balconies and storage lockers.

                                        The property has 23 one-bed units, 8
                                        two-bed one-bath units, and 49 two-bed
                                        two-bath floorplans, with sizes ranging
                                        between 702 sq ft and 1,143 sq ft.
                                        Rental rates range from $675 to $775 per month, depending on the floorplan. The tenant is responsible for gas heat and electricity expenses.

Comments:                               The property benefits from good access
                                        to El Camino Real, a major regional
                                        commercial thoroughfare, and San Antonio
                                        Road, which leads directly to Highway
                                        101. The property has good visibility
                                        from California Street, a secondary
                                        road. However, the site is proximate to
                                        unsightly development.

                           COMPARABLE APARTMENT SALE 2

Location:                               1035-1061 Meridian Avenue
                                        San Jose, California

Grantor:                                Federal National Mortgage Assoc.

Grantee:                                Gilbert M. & Carol Meyer

Date of Sale:                           March 1996

Sale Price:                             $ 4,000,000

Financing                               N/A

Year Built                              1964

Number of Units:                        82

Price Per Unit:                         $ 48,780

Overall Cap Rate:                       10.80%

EGIM:                                   5.39

Information:                            Effective Gross Income:       $ 719,197
                                        Less Operating Expenses:      $ 287,000
                                                                      ---------
                                        NOI:                          $ 432,197

NOI Per Unit                            $ 5,271

Land:                                   3.61 acres

Net Rentable Area:                      N/A

Occupancy at Sale:                      97 percent

Property Description:                   The complex consists of 7, two-story
                                        buildings of wood frame construction,
                                        with exterior walls of stucco panels.
                                        The complex is on Meridian Avenue, with
                                        easy access to SW Expressway. The
                                        property is in average condition.
                                        Project amenities include a pool,
                                        laundry facilities, balconies and
                                        patios.

                                        The property contains 30 one-bedroom
                                        one-bath units and 52 two-bedroom
                                        one-and-a-half bath units. The tenant is responsible for gas heat and electricity expenses.

Comments:                               The property is in an older, less
                                        attractive residential development. The
                                        improvements are currently undergoing a
                                        major renovation.

                           COMPARABLE APARTMENT SALE 3

Location                                Kingdale Oaks
                                        1919 Fruitdale Avenue
                                        San Jose, California

Grantor:                                Marie Helen Pejcha

Grantee:                                M/M Richard Tod & Catherine Spieker

Date of Sale:                           August 1995

Sale Price:                             $16,760,000

Financing:                              Cash equivalent

Year Built:                             1970

Number of Units:                        331

Price Per Unit:                         $ 50,634

Overall Cap Rate:                       9.34%

EGIM:                                   6.01

Income Information:                     NOI:                         $ 1,565,000

NOI Per Unit:                           $ 4,728

Land:                                   11.76 acres

Net Rentable Area:                      N/A

Occupancy at Sale:                      95.6 percent

Property Description:                   This garden apartment complex is located
                                        on Fruitdale Avenue near the juncture of 1-280 and 1-880 The complex consists of four two-story buildings, two one-story buildings, and nine three-story buildings of wood frame construction, with exterior walls of stucco. Project amenities include two heated pools, pool-side grills, a spa, laundry facilities, a recreation room, balconies, patios and elevators. The property offers studios, one-bed/one-bath units, two-bed/one-bath units, two-bed/two-bath units, three-bed/two-bath units.

                          COMPARABLE APARTMENT SALE 4

Location:                               Spring Creek Apartments
                                        Formerly known as La Casa Granada
                                        Apartments
                                        100 Buckingham Drive
                                        Santa Clara, California

Grantor:                                State Street Bank & Trust Company

Grantee:                                Avery Investments Partnership

Date of Sale:                           April 1995

Sale Price:                             $8,875,000

Financing:                              Cash to seller

Year Built:                             1968

Number of Units:                        140

Price Per Unit:                         $ 63,392

Overall Cap Rate:                       10.21%

EGIM:                                   5.62

Income Information:                     Gross Annual Income:          $1,501,494
                                        Less Operating Expenses:         595.000
                                                                      ----------
                                        NOI:                          $  906,494

NOI Per Unit:                           $ 6,475

Land:                                   5.35 acres

Net Rentable Area:                      145,844

Occupancy at Sale:                      95 percent

Property Description:                   The complex consists of twelve two-story
                                        buildings of wood frame construction
                                        with stucco exteriors. The property is
                                        located on a secondary residential
                                        street, Buckingham Drive, which leads
                                        directly to Stevens Creek Boulevard, a
                                        major east-west thoroughfare, and
                                        indirectly to 1-280 and 1-880. Project
                                        amenities include laundry facilities,
                                        balconies, storage lockers and patios.

                                        The apartments consist of the following
                                        mix:

                                          Unit         Number     Size
                                          ----         ------     ----
                                          1BR/1BA         20      758 SF
                                          2BR/2BA        108      1,063-1,025 SF
                                          2BR/2BA         12      1,276 SF

Comments:                               Rental rates range from $1,050 to $1,075
                                        for the one-bedroom units $1,295 to
                                        $1,525 for the two-bedroom two-bath
                                        units, and $1,630 to $1,655 for the
                                        three-bedroom two-bath units.

                                        The property has undergone substantial
                                        renovations since the time of the sale.

                           COMPARABLE APARTMENT SALE 5

Location:                               Hidden Willows
                                        840-850 Meridian Avenue
                                        San Jose, California

Grantor:                                The Willows Equity Partners

Grantee:                                Hidden Willows, Ltd.

Date of Sale:                           January 1995

Sale Price:                             $ 7,725,000

Financing:                              $ 2,334,701 down (30%)

Year Built:                             1978

Number of Units:                        112

Price Per Unit:                         $ 68,973

Overall Cap Rate:                       8.63%

EGIM:                                   6.94

Income Information:

                                        Gross Annual Income:          $1,057,225
                                        Less Operating Expenses:         390,665
                                                                      ----------
                                        NOI:                          $  666,560

NOT Per Unit:                           $ 5,951

Land:                                   3.28 acres

Net Rentable Area:                      N/A

Occupancy at Sale:                      95 percent

Property Description:                   The complex consists of eleven two-story
                                        buildings, with wood frames and stucco
                                        exteriors. The property is in good
                                        condition. Amenities include a pool, a
                                        spa, air conditioning, laundry
                                        facilities, balconies, patios, storage
                                        lockers and a clubhouse.

                                        There are 74 one-bedroom/one-bath units
                                        and 38 two-bedroom/two-bath units.

Comments:                               Current asking rental rates range from
                                        $775 for the one-bedroom units and $925
                                        for the two-bedroom units.

                                        This complex is an established garden
                                        apartment community located on Meridian
                                        Way near the intersection of three major roads: the Southwest Expressway, I-280, and Meridian Avenue. Access to the property is difficult.

                         E.2 NET OPERATING INCOME (NOI)
                                PER UNIT ANALYSIS

      An indication of value for the subject property can also be estimated by comparing the NOI per unit of the sales with the estimated NOI per unit of the subject (as projected in the Income Approach). In this technique, the NOI for the comparables are arrayed in descending order. Using the actual NOI for the subject of $5,963 per unit from the income approach, it is placed in the continuum of the comparable properties. The placement of the subject in the continuum results in an indicated value per unit. The following table shows the subject with respect to the comparables based on NOI per unit.

                    COMPARABLE SALES RANKED BY NOI PER UNIT

Sale No.          Sale Date      Occupancy   Sale Price/Unit    EGIM     OAR    NOI Per Unit
--------          ---------      ---------   ---------------    ----     ---    ------------
Sale No. 4        Apr. 1995         95.0%        $63,393        5.62    10.21%     $6,475
Sale No. 5        Jan. 1995         95.0%        $68,973        6.94     8.63%     $5,951
Sale No. 2        Mar. 1996         97.0%        $48,780        5.39    10.80%     $5,271
Sale No. 3        Aug. 1995         95.6%        $50,634        6.01     9.34%     $4,728
Sale No. 1        Mar. 1996         95.0%        $50,625        5.63     8.98%     $4,547
Subject      As of Dec. 1, 1996     96.2%                                          $5,963

      The NOI per unit of the comparables range from $4,547 to $6,475 per unit. The corresponding actual sale prices range from $48,780 to $68,973 per unit. As estimated in the income approach, the subject has an NOI of $5,963 per unit. This NOI places the subject at the middle of the range.

      In addition to this estimate, a second analysis of NOI per unit is applied. In this analysis, direct adjustments to the properties' sale prices were applied based on the percent difference between the sale's NOI and the subject's NOI. The following table summarizes the direct adjustment process.

                           SUMMARY OF NOI ADJUSTMENTS

             Sales                  Subject's    Percent    Adjusted
Sale No.   Price/Unit   NOI Unit    NOI Unit    Difference  Price/Unit
--------   ----------   --------    --------    ----------  ----------

   1        $50,625      $4,547      $5,963       31.14%     $66,389
   2        $48,780      $5,271      $5,963       13.12%     $55,179
   3        $50,634      $4,728      $5,963       26.12%     $63,859
   4        $63,393      $6,475      $5,963       -7.90%     $58,385
   5        $68,973      $5,951      $5,963        0.20%     $68,835

                   E.3 CONCLUSION - SALES COMPARISON APPROACH

      Through the NOI adjustment process, the indicated value of the subject ranges from $55,179 to $68,835 per unit. Based on this analysis, Sales No. 2, 4 and 5 appear to be the most comparable due to their similarity to the subject and the relatively small adjustments required. A value of $60,000 per unit, or approximately $11,000,000 (rounded) is concluded as the "leasehold interest" for the subject based on the NOI per unit analysis, as of December 1, 1996.

                               F. INCOME APPROACH

The Income Capitalization Approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

The direct capitalization methodology uses a single year's stabilized net operating income as a basis for a value indication. It converts estimated "stabilized" annual net operating income to a value indication by dividing the income by a capitalization rate. The discounted cash flow (DCF) analysis focuses on the operating cash flows expected from the property and the anticipated proceeds of a hypothetical sale at the end of an assumed holding period. These amounts are then discounted to their present value. The discounted present values of the income stream and the reversion are added to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method puts more weight on income projected in the early years than income and sale proceeds to be received later.

The direct capitalization method is normally appropriate for properties with relatively stable operating histories and expectations, or properties that can be expected to reach stabilization within a short period of time. Apartments, except for new construction, are typically analyzed by the direct capitalization approach, assuming that they are at a stabilized occupancy level. We consider the subject to be reaching a stabilized occupancy level and have applied only the direct capitalization method. This approach requires an estimation of the subject's income and expenses in order to forecast net operating income, which is then converted to a value indication by use of the direct capitalization analysis.

Direct Capitalization

The direct capitalization approach is based upon an estimate of the property's income in a year of stabilized occupancy. We first estimated effective income from apartment rents and other sources, and then estimated the operating expenses associated with the property. These were combined to develop an operating statement for the property in a representative year. The following items were estimated in our Direct Capitalization analysis.

Property Income Analysis

Potential Gross Rental Income: The first step in the direct capitalization approach and the discounted cash flow approach is to estimate the gross potential income of the property. Accordingly, we surveyed the competitive rentals in the market to determine an appropriate market rent. We also considered the current leases, the recent and historical per unit average rental rates, and quoted asking rental rates for the subject. The gross potential income figure in our analysis equates to the sum of the existing annual rents in place as of the date of value, plus market rental rates applied to the vacant units. The gross potential income was trended upwards to reflect increase in market rents over the past year due to low vacancy rates and healthy competition.

Based on a rent roll (as of December 3, 1996) provided by American Apartment Communities, there were a total of 184 units of which 7 were vacant, amounting to a 3.8% overall vacancy rate. According to the leasing agent, a 3.0% vacancy rate is in line with normal turnover vacancies, with generally 5 to 10 units available. Historically, since the middle of 1996, the subject property has experienced occupancy levels ranging from 95 to 100 percent. According to the rent roll provided, the gross potential monthly rent for the occupied units amounts to $202,971 or $1,147 per unit. In projecting the 1997 gross potential rental revenue, we applied an average projected monthly rent of $1,204 or a 5% increase over the December, 1996 rent roll. The 5% growth rate is conservative in light of our Apartment Market Overview which demonstrates that average rents in Santa Clara County have risen by 10% in the first six months of 1996, and is further supported by our survey of competitive properties. Market rents in our survey for one bedroom apartment range from $845 to $1,320 per unit per month while the monthly rental rates for two bedroom one bath units range from $1,000 to $1,500 per unit per month. Market rents in our survey for two bedroom two bath range from $1,400 to $1,660 per unit per month while the monthly rental rates for three bedroom two bath units are $1,930 to $1960 per unit per month. A comparable rental survey and descriptions of the competitive properties can be found on the following pages. Our analysis indicates that our projected market and effective rents fall will within competitive properties.

      Variance/Concessions: Currently no rental concessions in the form of free or discounted rent are being offered on new leases in the market; however concessions exist in the form of rent variance. According to the property manager, rent variance represents the difference between gross potential rent and actual rents in place. Not only does it includes discounts and move-in specials, but also reflects artificially low rent levels of tenants who have been living at the property for several years and whose annual rent increases at renewal have not kept pace with market rent increases. In addition, this variance/concessions also includes a deduction for one subsidized employee unit at the subject property. Based on historical figures, and the new property management's aggressive policy of increasing renewing rental rates to more closely reflect current asking rates, we have projected total variance/concessions to be 3.0 percent of potential gross income.

      Vacancy & Credit Loss: To account for income loss associated with market occupancy fluctuations and frictional vacancy resulting from short-term leases, a 3.0 percent economic vacancy loss factor was judged appropriate for the subject based on market and historical information. Over the past year, the multifamily occupancy level for the Mountain View market has held below 4.0 percent. The physical occupancy rate at the subject was 96.2 percent occupied as of the date of inspection. The five competitive properties surveyed displayed physical occupancies of 100 percent.

      A separate deduction for Credit loss reflects deficient rent payments and other scheduled revenues not collected from tenants. Credit loss was 0.4 percent over the first six months of 1995, but has been estimated at 1.0 percent by American Apartment Communities, Inc. As a result, we have projected credit loss at 1.0 percent of potential gross income going forward.

      Other Income: Other income includes application fees, interest income, late fees, laundry revenue, and lease breakage fees. Through the first six months of 1996, these sources of income accounted for 1.4 percent of potential gross income. Total Other Income for Year 1 has been estimated to be $40,000.

                               [GRAPHIC OMITTED]

RENT COMPARABLES MAP

BIRCH CREEK APARTMENTS
MOUNTAIN VIEW, CALIFORNIA

--------------------------------------------------------------------------------
Table G-2
                            COMPARABLE RENTAL SURVEY
                             BIRCH CREEK APARTMENTS
                                MOUNTAIN VIEW, CA

--------------------------------------------------------------------------------

                                                                                                 Monthly Rent
                                                                              ------------------------------------------------
                                    Year                          Unit Size                                       Effective
No.  Property and Location          Built   Occupancy  Type       (Sq. Ft.)        Asking          Effective        Per SF
---  ---------------------          -----   ---------  ----       ---------        ------          ---------        ------
 3   The Shadows                     1971      100.0%  Jr1BR/1BA      550     $1,060 - $1,070   $1,060 - $1,070  $1.93 - $1.95
     750 North Shoreline Boulevard                     1BR/1BA        705     $1,205 - $1,245   $1,205 - $1,245  $1.71 - $1.77
                                                       1BR/1BA        790     $1,290 - $1,320   $1,290 - $1,320  $1.63 - $1.67
                                                       2BR/1BA        930     $1,450 - $1,500   $1,450 - $1,500  $1.56 - $1.61
                                                       2BR/2BA      1,025     $1,620 - $1,660   $1,620 - $1,660  $1.58 - $1.62
                                                       3BR/2BA      1,325     $1,930 - $1,960   $1,930 - $1,960  $1.46 - $1.48

          Comments: This comparable is located approximately one half mile northeast of the subject property on North Shoreline Boulevard between Middlefield Road and Central Expressway. The property consists of 180 units in 24 buildings on approximately 10 acres of land. Amenities include two pools, three saunas, a social room, a fitness center, a sand volleyball court, an outdoor barbecue area, a putting green, a car wash, laundry facilities and covered carports. Unit features include dishwashers, microwaves (in selected units), balconies or patios, ceiling fans, and fireplaces (in selected units). The property is in good condition and was reportedly 100 percent occupied as of the date of survey. No concessions are currently being offered.

--------------------------------------------------------------------------------
Table G-2
                            COMPARABLE RENTAL SURVEY
                             BIRCH CREEK APARTMENTS
                                MOUNTAIN VIEW, CA

--------------------------------------------------------------------------------

                                                                                                    Monthly Rent
                                                                              ------------------------------------------------------
                                    Year                          Unit Size                                            Effective
No.  Property and Location          Built   Occupancy  Type       (Sq. Ft.)        Asking            Effective          Per SF
---  ---------------------          -----   ---------  ----       ---------        ------            ---------          ------
 4   North Park Apartments           1966   very low   Studio           418                   $  820           $  820          $1.96
     111  North Rengstorff                             Jr1BA/BA         520                   $1,005           $1,005          $1.93
                                                       1BR/1BA          656                   $1,100           $1,100          $1.68
                                                       2BR/2BA          826                   $1,400           $1,400          $1.69

          Comments: This comparable is located approximately 3 blocks north of the subject property at the intersection of North Rengstorff Avenue and Central Expressway. This property contains 183 units in cottage-style buildings on a 7 acre land parcel. Amenities include two swimming pools, a recreation room, covered parking, and laundry facilities. Unit features include dishwashers, patio balconies, and storage space. No concessions are currently offered and, according to the leasing agent, had very few vacant units as of the date of the survey.

Summary Totals/ Ranges (1)                             Studio                   418           $  820           $  820          $1.96
                                                       Jr1BR/1BA        520 -   550  $  845 - $1,070  $  845 - $1,070  $1.30 - $1.95
                                                       1BR/1BA          650 -   790  $  845 - $1,320  $  845 - $1,320  $1.30 - $1.77
                                                       2BR/1BA          900 -   930  $1,000 - $1,500  $1,000 - $1,500  $1.11 - $1.61
                                                       2BR/2BA          826 - 1,060  $1,400 - $1,660  $1,400 - $1,660  $1.39 - $1.69
                                                       3BR/2BA                1,325  $1,930 - $1,960  $1,930 - $1,960  $1.46 - $1.48
                                                                              -----  ------   ------  ------   ------  -----   -----
                                                                        520 - 1,325  $  845 - $1,960  $  845 - $1,960  $1.11 - $1.96

----------
(1) For comparison purposes, summary totals/ ranges do not include subject data
      Source: Arthur Andersen, September 1996.

      We have analyzed four competitive rental complexes within the subject market area. All of the projects were constructed between the years 1966 and 1971 and constitute a representative sample of older Class B projects of similar exterior construction quality. The competitive projects are in generally good condition and offer similar amenities such as a pool, clubhouse, public laundry facilities, and covered carports. One of the properties offers additional amenities such as a sand volleyball court, an outdoor barbecue area, a putting green and a car wash. A more detailed discussion of the comparability of each property follows.

      Rental No. 1, Shoreline Village, contains 126 units and was constructed around 1970. This comparable is located approximately one mile east of the subject property on Central Avenue near the intersection of Moffett Boulevard and Central Expressway. The property is within walking distance of a CalTrain commuter rail line station and has excellent access to major regional thoroughfares such as I-85 and Highway 101. The property has limited landscaping in the courtyard between the six major buildings. Amenities include a heated pool, public laundry facilities, an outdoor barbecue area, a lounge, and covered parking. Unit features include dishwashers, ceiling fans, and balconies/patios. The property is in fair to good condition and was 100 percent occupied as of the date of survey, with no concessions currently being offered. This property is inferior to the subject in terms of its location, physical condition, unit mix, project amenities, and asking rental rates.

      Rental No. 2, Village Lake, contains 208 units and was constructed in 1966. This comparable is located approximately one half mile northeast of the subject property and is bordered by Middlefield and Shoreline Roads. Amenities include a pool, a spa, a weight room, a billiard room, a clubhouse, laundry facilities and covered carports. Unit features include dishwashers, garbage disposals, and balconies/patios. The property is in good condition and was reportedly 100 percent occupied as of the date of survey, with no concessions currently being offered. This property is comparable to the subject in terms of its location, size, unit mix, physical condition, project amenities, and asking rental rates, with slightly inferior unit features.

      Rental No. 3, The Shadows, contains 180 units and was constructed in 1971. This comparable is located approximately one half mile northeast of the subject property on North Shoreline Boulevard between Middlefield Road and Central Expressway. The property consists of 180 units in 24 buildings on approximately 10 acres of land. Amenities include two pools, three saunas, a social room, a fitness center, a sand volleyball court, an outdoor barbecue area, a putting green, a car wash, laundry facilities and covered carports. Unit features include dishwashers, microwaves (in selected units), balconies/patios, ceiling fans, and fireplaces (in selected units). The property is in good condition and was reportedly 100 percent occupied as of the date of survey, with no concessions currently being offered. This property is comparable to the subject in terms of its location, size, and interior finish; however, it offers superior project amenities, higher rental rates and a better package of unit features.

      Rental No. 4, Northpark, contains 183 units in cottage-style buildings on approximately 7 acres of land and was constructed in 1966. This comparable is located approximately 3 blocks north of the subject property at the intersection of North Rengstorff Avenue and Central Expressway. Amenities include two pools, a recreation room, covered parking, and laundry facilities. Unit features include dishwashers, patios/balconies, and storage space. This property is in good condition and, according to the leasing agent, had very few vacant units as of the date of survey, with no concessions currently being offered. This property is comparable to the subject in terms of its location, size and exterior finish, but is inferior in terms of project amenities, unit features. This project's units do, however, offer superior privacy to those of the subject due to its cottage-style units.

OPERATING EXPENSE ANALYSIS

In estimating the 1997 expenses for the subject property, we analyzed historical data for the subject, competitive apartments complexes and published national surveys. The owner could only provide us with the 1996 operating statements, since they only recently acquired the property, and thus primary reliance was placed on competitive facilities and national surveys. We compared our stabilized expense projections on a per unit basis with the 1995 National Apartment Association (NAA) analysis of garden-style multi-family apartment buildings in the San Francisco-San Jose Region and the Institute of Real Estate Management Survey for the San Jose metropolitan area. Both of these organizations survey property managers throughout the nation to determine income and expense averages for different municipalities. Direct comparison of each category with a trade source such as NAA or IREM can be difficult since different property managers classify expenses differently. However, the analysis in the table on the following page shows that the historical expense amounts are very much in line with the market averages determined by NAA. According to the NAA and IREM analyses, the market average of operating expenses was $4,425 per unit and $3,894 respectively in 1995, which places the subject's stabilized per unit operating expense of $4,807, slightly above the range. However, according to NAA and IREM, the average expense ratio (O.E.R. - total expenses / effective gross income) ranged from 35.31 percent to 40.21% for the San Jose region. The projected stabilized O.E.R. calculated from the Direct Capitalization Analysis for the stabilized year is forecasted to be 35. 17 percent which compares favorable to the industry standards outlined by NAA and IREM.

Listed below is a description of the individual operating expenses projected in this analysis.

      Payroll: Payroll expenses include leasing and custodial salaries and bonuses, payroll taxes, medical benefits, and worker's compensation insurance. Based on historical costs and industry averages, payroll expenses have been estimated at $180,000.

      Maintenance: Maintenance includes items such as painting, carpet cleaning and repair, swimming pool maintenance, plumbing, and janitorial and building supplies. Based on historical costs and property management's current budget, maintenance costs for Year 1 have been estimated at $180,000.

      Administration: Administration expenses include office supplies, licenses, credit reports, computer supplies, and other miscellaneous costs associated with operation of the subject. Administration costs have been estimated at $15,000 in Year 1.

      Utilities: Utilities expense includes the total cost of utilities associated with both units and common areas which are not paid by tenants. Rental rates at the subject property include water and sewer and garbage collection expenses. This expense category includes electricity, gas, telephone, garbage removal, and water and sewer expenses. Based upon both historical and budgeted amounts, utilities for the subject property have been estimated to be $180,000 in Year 1.

      Real Estate Taxes: Based on information provided by the Santa Clara County Assessment Office, taxes are estimated at $146,425, or $796 per unit.

      Insurance: Based on the property's actual casualty insurance expenses through the first half of 1996, costs have been anticipated to total $35,000 in Year 1.

      Management Fee: Conversations with Ann Beal, the Western Region Vice President of Operations for American Apartment Communities, Inc. indicated management fees in the local market typically range from 3.0 to 5.0 percent of effective gross income. Given the above and our experience with similar properties, we have estimated 3.5 percent of effective gross income is reasonable.

      Ground Lease: The ground lease base rent at the subject property is fixed at $418,200 per year. In addition, the tenant is required to pay percentage rent of 2.0 percent of effective gross income on an annual basis as percentage rent. Based on this calculation, ground lease percentage rent has been estimated at $50,293 in Year 1.

      Miscellaneous: Miscellaneous expenses include professional services such as legal and consulting fees, advertising and marketing, and security. Based on historical and budgeted figures, miscellaneous expenses are projected at $60,000.

      Capital Improvements: Deductions for both immediate and one to five year capital improvements have been included in the analysis. These capital items include the costs of site work, exterior and interior structural improvements, and roof repair, as well as plumbing, parking lot, deck/wood, pool, and fitness center improvements. American Apartment Communities Inc.'s capital improvements budgeted figures for the years 1996 through 2000 are used in the analysis. Capital expenditures are projected to be budgeted at $1,443,700 (excluding items included under the reserve for replacement). For the purposes of our direct capitalization analysis we have taken the present value of these expenditures at a market derived 11% discount rate which yielded a stabilized expenditure of $1,070,000.

      Replacement Reserves: Based on the age of the property and its history of capital expenditures, a replacement reserve fund is estimated at $350 per unit.

Table G-3

--------------------------------------------------------------------------------
                          PER UNIT EXPENSE COMPARABLES
                           RENTAL APARTMENT PROPERTIES
                           SAN JOSE METROPOLITAN AREA
--------------------------------------------------------------------------------

                             Birch Creek Apartments (1)        Marina Playa Apartments (2)
                                     184 Units                          272 Units
                             Annualized      Projected          Year End        Annualized
                              1996 (5)          1997              1995           1996 (5)
                                             ---------          --------        ----------
REVENUE
Effective Gross Income        $10,921          $13,667          $10,986          $11,523

EXPENSES
Payroll                       $ 1,013          $   978          $   814          $   824
Maintenance                   $ 1,027          $   978          $   541          $   431
Administration                $    35          $    82          $    84          $    79
Utilities                     $   954          $   978          $   671          $   646
Taxes                         $   588          $   796          $   857          $   870
Insurance                     $    86          $   190          $   187          $   226
Management Fee                $   382          $   478          $   334          $   600
Miscellaneous                 $   114          $   326          $   113          $   189
 Total Expenses               $ 4,199          $ 4,807          $ 3,600          $ 3,864
Expenses/Total Revenue          38.45%           35.17%           32.77%           33.54%
Ground Lease Base Rent             --          $ 2,272          $ 1,033          $ 1,033
Ground Lease Percentage Rent       --          $   274          $   852          $   985

                                   National Apartment Ass'n        Institute of R.E. Management
                                Survey of Income and Expenses (3)   Income/Expense Analysis (4)
                                 Year End                            Year End
                                   1995             1996               1995            1996
                                 --------         --------           --------        --------
REVENUE
Effective Gross Income           $11,005                              $11,029

EXPENSES
Payroll                          $   858               --             $  605            --
Maintenance                      $   698               --             $  680(7)         --
Administration                   $   330               --             $  680(7)         --
Utilities                        $   672               --             $  611            --
Taxes                            $   988               --             $  885            --
Insurance                        $   328               --             $  160            --
Management Fee                   $   440               --             $  448            --
Miscellaneous                    $   111               --             $  170(7)         --
 Total Expenses                  $ 4,425               --             $3,894            --
Expenses/Total Revenue             40.21%              --              35.31%           --
Ground Lease Base Rent                --               --                 --            --
Ground Lease Percentage Rent          --               --                 --            --

----------
Note: This analysis does not include reserve for replacement.
(1)   Constructed in 1968. Owned by American Apartment Communities, Inc.
(2)   Constructed in 1971. Owned by American Apartment Communities, Inc.
(3) Average income and expense data for garden style apartments in the San Francisco-Oakland-San Jose Metropolitan Area.
(4) Average income and expense data for garden style apartments built after 1978 in the San Jose metropolitan area (data for apartments built between 1946 and 1978 unavailable).
(5) CY 1996 expenses have been annualized based on expenses for January through July.
(6) CY 1996 expenses have been annualized based on expenses for January through June.
(7) Double-counts a component of payroll which is subtracted out in the total expenses calculation.

                         DIRECT CAPITALIZATION ANALYSIS

      The capitalization approach uses a market-derived rate which when applied to "normalized" net operating income yields a value estimate. This estimate then may be adjusted for deficient income, capital expenditures, and/or other circumstances as may be appropriate. Use of this approach requires (1) the choice of a capitalization rate and (2) the determination of normalized operations.

      The capitalization technique is especially useful during periods when expectations of long-term inflation, interest rates, and market conditions are fairly stable and when leases are at market rates. On the other hand, this technique is especially difficult to apply with confidence when interest rates and inflation are relatively high, or when estimated rents are particularly volatile -- as, for example, in the case of properties with leaseholds and in markets subject to substantial rental concessions.

      Indications of capitalization rates can be derived from various sources. The two most commonly relied upon indicators of capitalization rates are recent sales in the local or regional marketplace and regional investor surveys. We have researched both of these sources in estimating an appropriate capitalization rate for the subject property.

      Normalized operations are reflected in net operating income. Investors typically define net operating income for apartments as effective gross revenues less operating expenses, management fees, and reserves for replacements. We have applied this market-based definition in our analysis. As such, capitalization rates have been applied to income less a reserve for replacements.

      As reflected by the sales listed in the "Sales Comparison Approach" section, recent purchases have been made at overall capitalization rates applied to net operating income, ranging from 8.63 percent to 10.80 percent, as indicated on the following page.

                         SUMMARY OF CAPITALIZATION RATES
                    SANTA CLARA COUNTY GARDEN APARTMENT SALES

                                                                    Overall
       Property               Date     Sale Price     NOI        Capitalization
    Identification           of Sale    Per Unit    Per Unit         Rate
    --------------           -------    --------    --------         ----

2326-2330 California Street   4/96      $50,625      $4,547          8.98%

1035-1061 Meridian Avenue     3/96      $48,780      $5,271         10.80%

Kingdale Oaks                 8/95      $50,634      $4,728          9.34%

Granada (Spring Creek)        4/95      $63,393      $6,475         10.21%

Hidden Willows                1/95      $68,973      $5,951          8.63%

      Sale Nos. 3, 4 and 5 were judged most similar to the subject. Selection of a particular rate depends upon the relative risk associated with the property, including its location and the strength of the local market, and especially upon the size and timing of future changes in net income.

      In addition to the aforementioned sales evidence, we have considered the indications of the following investor surveys.

                                INVESTOR SURVEYS
                  CAPITALIZATION RATES FOR APARTMENT PROPERTIES
                                 NATIONAL MARKET

              Source                                      Car. Rates
              ------                                      ----------

              Peter F. Korpacz & Associates 4Q 1996     8.5% - 10.0%

              RERC 2Q 1996                               8.5% - 9.0%

      The investor surveys indicate that capitalization rates for apartments in the nation range from 8.5 percent to 10.0 percent. Considering the age, location, and condition of the subject property, an appropriate capitalization rate would fall near the top of the indicated range.

      Based on the analysis of capitalization rates from the comparable sales and investor surveys, we estimate an appropriate overall capitalization rate for the subject of 9.75 percent. Applying this rate to the subject's estimated stabilized net operating income, indicates a value of $10,200,000, or $55,435 per unit as of December 1, 1996 after a deduction for capital expense items.

      The following capitalization technique, provided on the next page is based on the anticipated stabilized income and expenses previously discussed earlier in this section for the subject property.

                              INCOME CAPITALIZATION
                             BIRCH CREEK APARTMENTS
                                DECEMBER 1, 1996

REVENUE
Gross Potential Rental Revenue                 $2,659,205
Variance/ Concessions               3.0%         ($79,776)
Vacancy                             3.0%         ($79,776)
                                               ----------
Gross Effective Rent                           $2,499,653
Other Income                                      $40,000
Credit Loss                         1.0%         ($24,997)
                                               ----------
Effective Gross Income                                           $2,514,656

EXPENSES
Payroll                                          $180,000
Maintenance                                      $180,000
Administration                                    $15,000
Utilities                                        $180,000
Taxes                                            $146,424
Insurance                                         $35,000
Management Fee                      3.5%          $88,013
Ground Lease Base Rent                           $418,200
Ground Lease Percentage Rent                      $50,293
Miscellaneous                                     $60,000
Reserve for Replacement         $350.00 /unit     $64,400
                                               ----------
Total Expenses                                                   $1,417,330
                                                                -----------

NET OPERATING INCOME                                             $1,097,326

CAPITALIZED AT                     9.75%

TOTAL VALUE BEFORE CAP X                                        $11,254,625

LESS CAPITAL EXPENDITURES                                       ($1,070,000)

TOTAL MARKET VALUE                                              $10,184,625
                                                                $10,200,000

                   G.1 RECONCILIATION AND FINAL VALUE ESTIMATE

      Valuation of the fee simple interest in the appraised property has been developed by the Sales Comparison Approach and Income Approach. Various appraisal techniques and methods were utilized in the analyses of the property. The value estimates by each approach are summarized as follows:

                    Valuation Method                 Value
                    ----------------                 -----

                    Cost Approach                    N/A

                    Sales Comparison Approach:       $11,000,000

                    Income Approach:                 $10,200,000

      The cost approach is most useful when valuing new or nearly new properties or when appraising special purpose properties. The reliability of this approach is diminished when significant amounts of accrued depreciation are present. In addition, most investors in this property class give minimal consideration to this valuation approach when analyzing potential acquisitions. Given these considerations, the cost approach was not used in our valuation.

      The sales comparison approach is frequently a good indicator of value, especially when a sufficient number of relevant transactions with reliable information on each is available. In this case, the data about the properties and their operations is complete, allowing for a complete analysis of the sales. However, the information analyzed is at least six months old and, due to the rapid strengthening of the Santa Clara County apartment market, may not reflect prevailing market conditions. We have attempted to adjust for physical and transaction-related differences in our sales analysis. Overall, this approach is considered a fair indicator of value fair the subject and a good check against the other approaches.

      The income approach recognizes the income-producing nature of the subject. The valuation by this approach is based on strong market support of rental rates, expenses, absorption, and rates of return. Considered within this approach are the motivations of investors in properties such as the subject. In addition, this approach most closely reflects current methodology applied by investors actively acquiring multifamily properties. As such, this approach is given the strongest consideration in the estimate of market value of the subject property.

      Based on the research and analyses performed in the development of these approaches, and with primary emphasis on the income approach, it is our opinion that the market value of the fee simple interest in the appraised property, as of December 1, 1996 is:

                 -- TEN MILLION TWO HUNDRED THOUSAND DOLLARS --

                                  ($10,200,000)

--------------------------------------------------------------------------------
Table G-2
                            COMPARABLE RENTAL SURVEY
                             BIRCH CREEK APARTMENTS
                                MOUNTAIN VIEW, CA

--------------------------------------------------------------------------------

                                                                                              Monthly Rent
                                                                                ----------------------------------------
                                     Year                          Unit Size                                   Effective
No.      Property and Location       Built   Occupancy  Type       (Sq. Ft.)    Asking          Effective        Per SF
---      ---------------------       -----   ---------  ----       ---------    ------          ---------        ------
Subject  Birch Creek Apartments       1968      98.40%  JR. 1BR/1BA    550      $  950            $  950          $1.73
         575 South Rengstorff Avenue                    1BR/1BA        800      $1,150            $1,150          $1.44
                                                        2BR/1BA      1,060      $1,425            $1,425          $1.34

Comments: The subject property is a two-story garden style apartment complex containing 184 units. The complex contains 21 buildings, all of which have stucco and wood exteriors. The buildings are configured around a central courtyard which contains a pool, a recreation room/fitness center and a koi pond and canal system. The subject is located on the east side of South Rengstorff Avenue, just north of its intersection with El Camino Real in Mountain View and has close proximity to major highways. Project amenities include a swimming pool, a community room, a fitness center and 200 carports. Laundry facilities are available in four buildings. Unit features include wall-to-wall carpeting, dishwashers and patios/balconies. The subject was reportedly 98.4% occupied as of the date of the visit, and no concessions are currently being offered.

--------------------------------------------------------------------------------
Table G-2
                            COMPARABLE RENTAL SURVEY
                             BIRCH CREEK APARTMENTS
                                MOUNTAIN VIEW, CA

--------------------------------------------------------------------------------

                                                                                                 Monthly Rent
                                                                              ------------------------------------------------
                                    Year                          Unit Size                                       Effective
No.  Property and Location          Built   Occupancy  Type       (Sq. Ft.)        Asking          Effective        Per SF
---  ---------------------          -----   ---------  ----       ---------        ------          ---------        ------
 1   Shoreline Village               1970      l00.0%  1BR/1BA      650       $  845 -   $950   $  845 -   $950  $1.30 - $1.46
     505 Central Avenue                                2BR/1BA      900       $1,000 - $1,125   $1,000 - $1,125  $1.11 - $1.25

Comments: This comparable is located approximately one mile east of the subject property on Central Avenue near the intersection of Moffett Boulevard and Central Expressway. The property is within walking distance of a CalTrain commuter rail line station and has excellent access to I-85 and Highway 101, two major regional thoroughfares. The property has limited landscaping in the courtyard between the six major buildings. Amenities include a heated pool, public laundry facilities, an outdoor barbecue area, a lounge and covered parking. Unit features include dishwashers, ceiling fans and balconies or patios. The property is in fair to good condition and was 100 percent occupied at the date of the survey. No concessions are currently being offered and the units are rented on a month-to-month basis.

--------------------------------------------------------------------------------
Table G-2
                            COMPARABLE RENTAL SURVEY
                             BIRCH CREEK APARTMENTS
                                MOUNTAIN VIEW, CA

--------------------------------------------------------------------------------

                                                                                                 Monthly Rent
                                                                              ------------------------------------------------
                                    Year                          Unit Size                                       Effective
No.  Property and Location          Built   Occupancy  Type       (Sq. Ft.)        Asking          Effective        Per SF
---  ---------------------          -----   ---------  ----       ---------        ------          ---------        ------
 2   Village Lake                    1974      100.0%  Jr1BR/1BA      550     $  950 - $  995   $  950 - $  995  $1.73 - $1.81
     777 West Middlefield Road                         1BR/1BA        682     $1,075 - $1,135   $1,075 - $1,135  $1.58 - $1.66
                                                       1BR/1BA        786     $1,175 - $1,200   $1,175 - $1,200  $1.49 - $1.53
                                                       2BR/1BA        900     $1,285 - $1,345   $1,285 - $1,345  $1.43 - $1.49
                                                       2BR/2BA      1,060     $1,475 - $1,495   $1,475 - $1,495  $1.39 - $1.41

Comments: This comparable is located approximately one half mile northeast of the subject property, bordered by Middlefield and Shoreline Roads. The property is a few blocks away from Moffett Field and Lockheed and within easy access of Highways 101 and 85. On site amenities include a pool, a spa, a weight room, a billiard room, a clubhouse, laundry facilities and covered carports. Unit features include dishwashers, garbage disposals and balconies/patios. All 208 units of the property were occupied as of the date of the survey. No concessions are currently being offered.

                          SUBJECT PROPERTY PHOTOGRAPHS
                             BRICH CREEK APARTMENTS

                               [GRAPHIC OMITTED]

Photo 1                         Subject Property

                               [GRAPHIC OMITTED]

Photo 2                  Building and covered carports.

                          SUBJECT PROPERTY PHOTOGRAPHS
                             BRICH CREEK APARTMENTS

                               [GRAPHIC OMITTED]

Photo 3                          Swimming pool.

                               [GRAPHIC OMITTED]

Photo 4                          Exercise Room.

                           BIRCH CREEK APARTMENTS
                           MOUNTAIN VIEW, CALIFORNIA

                           Prepared For

                           Merrill Lynch & Co.

                           June 1,1997

                           Prepared By

                           ARTHUR ANDERSEN LLP
                           Valuation Services Group

                         [Letterhead of Arthur Andersen]

June 23, 1997

Mr. Anthony Rokovich
Merrill Lynch & Co.
World Financial Center - North Tower
26th Floor
New York, New York 10281

Re:   Birch Creek Apartments
      Mountain View, California

Dear Mr. Rokovich:

As requested, we have completed an updated restricted appraisal report of our full-narrative appraisal, with a valuation date of December 1, 1996, of the Birch Creek Apartments, Mountainview, California. We recommend that the reader review this report in conjunction with the prior appraisal. The purpose of this appraisal is to estimate the market value of the leased fee interest in the real estate subject to the definition of market value, the general assumptions and limiting conditions, and the certification as set forth in this restricted appraisal update.

This is a Restricted Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Practice for a Restricted Appraisal Report. As such it does not present discussions of the data, reasoning, and analysis that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning and analyses is retained in the appraisers file. The depth of discussion contained in this report is specific to the needs of Merrill Lynch and for the intended use stated below. This report may not be included or referred to in any Securities and Exchange Commission filing of other public document. Arthur Andersen is not responsible for the unauthorized use of this report and this report is subject to the attached Statement of General Assumptions and Limiting Conditions.

REAL ESTATE APPRAISED: A 184 unit garden apartment complex located at 575 South Rengstorff Avenue, Mountain View, California. The Birch Creek Apartments, built in 1968, are situated on 6.4 acres with 162,000 square feet of net rentable area.

PURPOSE OF THE APPRAISAL: The purpose of this restricted appraisal report is to estimate the fair market value of the subject leasehold on a "free and clear" basis. Market value means the most probable price which an asset should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in

Mr. Anthony Rokovich
Page 2
June 23, 1997

this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in US dollars or in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sales.

For this engagement, market value will represent the consideration for the asset sold on a "free and clear" basis, and unaffected by sales concessions granted by anyone associated with the sale.

INTENDED USE OF REPORT: The purpose of this restricted appraisal update is to assist the client, Merrill Lynch, in determining the fair market value of the leasehold interest in the subject property located at 575 South Rengstorff Avenue in Mountain View, California.

Arthur Andersen's maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract, negligence or otherwise), shall be limited to the fees paid to Arthur Andersen for its services under this agreement. In no event shall Arthur Andersen be liable for consequential, special, incidental, or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

Merrill Lynch shall indemnify and hold harmless Arthur Andersen and its personnel from and against any claims, liabilities, costs and expenses (including, without limitation, attorney's fees and the time of Arthur Andersen personnel involved but excluding consequential, special incidental or punitive damages) brought against, paid or incurred by Arthur Andersen at any time and in any way arising out of a breach by Merrill Lynch of its obligations under this agreement.

Mr. Anthony Rokovich
Page 3
June 23, 1997

INTEREST VALUED: Leased Fee Interest

EFFECTIVE DATE OF VALUE: June 1, 1997

DATE OF REPORT: June 23,1997

APPRAISAL DEVELOPMENT AND REPORTING PROCESS: In preparing this appraisal, the appraisers completed a number of independent investigations to update our valuation analysis and conclusions. Unless a significant change was uncovered during our field investigation or analysis, we relied on information, regarding demographics and economic statistics, land policies, neighborhood data, and zoning, collected during our previous appraisal dated December, 1996. The subject and the surrounding areas were not re-inspected due to the recent date of the last appraisal (six months). All phases of the Mountainview apartment market were analyzed to compile current data and to identify recent trends. Estimated income and occupancy levels, expenses, and income structures are based upon our market analysis and updated information provided by American Apartment Communities.

In addition to the comparable sales used in the previous appraisal, we also initiated a diligent search for recent transactions. Our market research indicated that there were no new comparable sales in the subject market since our last appraisal in December, 1996 and we have thus relied upon the sales comparison approach utilized in our previous analysis. The sales comparison approach was employed as an alternative means to estimate value and was given limited weight in our final value conclusion.

The Cost Approach is an appraisal procedure which is not applicable and it is thus acceptable to exclude from the valuation analysis if it will not mislead or confuse the intended user. Given the property type, age, and nature, the intended use of the appraisal, the general lack of reliance on the Cost Approach by typical investors in income producing properties, and that reasonable appraisers do not believe it to be applicable, we believe the exclusion of the Cost Approach will not confuse or mislead the intended user of the appraisal and therefore does not constitute a departure from Standards 1 through 4.

The Income Approach is the most applicable for investment or income-producing real estate. The strength in this approach is the sufficient market data to estimate income, expenses, vacancy rate, capitalization rate, and discount assumptions. Valuation techniques attempt to replicate the analysis performed by investors when purchasing a property. In the case of the subject property, we completed the Income Capitalization method as we determined this method would most accurately reflect the true value of the subject property. Our updated

Mr. Anthony Rokovich
Page 4
June 23, 1997

valuation considered the updated rent roll, operating expenses and capital expenditure information provided by American Apartment Communities.

To develop the opinion of value, the appraiser performed a complete appraisal process, as defined by the Uniform Standards of Professional Appraisal Practice.

This Restricted Appraisal Report sets forth only the appraisers conclusions. Supporting documentation is retained in the appraiser's file.

HIGHEST AND BEST USE:

Highest and best use as though vacant: multifamily residential development at the maximum allowable density.

Highest and best use as improved: continued use as an apartment complex with ongoing upgrades of units when vacated to replace outdated carpets, appliances, and other interior unit features

SALES COMPARISON APPROACH VALUE CONCLUSION:      $11,000,000
INCOME CAPITALIZATION APPROACH VALUE CONCLUSION: $11,100,000
FINAL MARKET VALUE CONCLUSION:                   $11,050,000

INDICATED EXPOSURE TIME:  9-12 months

ESTIMATED MARKETING TIME: 9-12 months

We appreciate the opportunity to work with you on this assignment. Please call Brian Ginsberg at 212-708-8197, if you have any questions or if we can be of further assistance.

Very truly yours,


/s/ Arthur Andersen LLP

                                                                         ADDENDA
--------------------------------------------------------------------------------

                                    ADDENDA

                              INCOME CAPITALIZATION
                             BIRCH CREEK APARTMENTS
                                  JUNE 1, 1997

REVENUE
Gross Potential Rental Revenue                     $2,695,836
Variance/ Concessions                0.5%            ($13,479)
Vacancy                              3.0%            ($80,875)
                                                   ----------
Gross Effective Rent                               $2,601,481
Other Income                                          $40,000
Credit Loss                          1.0%            ($26,015)
                                                   ----------

Effective Gross Income                                            $2,615,466

EXPENSES
Payroll                                              $184,000
Maintenance                                          $184,000
Administration                                        $15,000
Utilities                                            $184,000
Taxes                                                $150,000
Insurance                                             $35,000
Management Fee                       3.5%             $91,541
Ground Lease Base Rent                               $418,200
Ground Lease Percentage Rent                          $52,309
Miscellaneous                                         $61,000
Reserve for Replacement           $350.00 /unit       $64,400
                                                   ----------

Total Expenses                                                    $1,439,451
                                                                 -----------

NET OPERATING INCOME                                              $1,176,016

CAPITALIZED AT                      9.75%

TOTAL VALUE BEFORE CAP X                                         $12,061,701

LESS CAPITAL EXPENDITURES                                          ($920,000)

TOTAL MARKET VALUE                                               $11,141,701
                                                                 $11,100,000 RD

                                                                   CERTIFICATION
--------------------------------------------------------------------------------

                                  CERTIFICATION

We, certify that, to the best of our knowledge and belief:

1.    The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and is our personal, unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

4. Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report. Further, this appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

5. James T. Sullivan has made a personal inspection of the property that is the subject of this report. Brian E. Ginsberg has not inspected the property.

6. James T. Sullivan has provided significant professional assistance to the persons signing this report.

7. We certify that to the best of our knowledge and belief, the reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP) adopted by the Appraisal Foundation, the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and FIRREA regulations.

8. We certify that the use of this report is subject to the requirements of the Appraisal Institute relating to the review by its duly authorized representatives.

9. As of the date of this report, I, Brian E. Ginsberg, MAI, have completed the requirements of the continuing education program of the Appraisal Institute.

10. Our conclusion of the fair market leased fee value, as of June 1, 1997, was:

                      ELEVEN MILLION FIFTY THOUSAND DOLLARS
                                   $11,050,000


                                                     /s/ Brian E. Ginsberg

                                                     Brian E. Ginsberg, MAI
                                                     Manager, Valuation Services

James T. Sullivan
Contributing Appraiser

                                                             LIMITING CONDITIONS
--------------------------------------------------------------------------------

                   GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report is subject to the following general assumptions and limiting conditions:

      1. No investigation has been made of, and no responsibility is assumed for, the legal description of the property being valued or legal matters, including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is assumed to be free and clear of any liens, easements or encumbrances unless otherwise stated.

      2. Information furnished by others, upon which all or portions of this appraisal is based, is believed to be reliable, but has not been verified in all cases. No warranty is given as to the accuracy of such information.

      3. This report has been made only for the purpose stated and shall not be used for any other purpose. Neither this report nor any portions thereof (including, without limitation, any conclusions, the identity of Arthur Andersen or any individuals signing or associated with this report, or the professional associations or organizations with which they are affiliated) shall be disseminated to third parties by any means without the prior written consent and approval of Arthur Andersen.

      4. Subject to the provision of the "Fees" paragraph of the engagement letter to which this Statement is annexed, neither Arthur Andersen nor any individual signing or associated with this report shall be required by reason of this report to give further consultation, provide testimony, or appear in court or other legal proceedings unless specific arrangements therefor have been made.

      5. This appraisal study has been made in conformance with the methodology outlined in the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and FIRREA requirements.

      6. No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions which occur subsequent to the appraisal date hereof.

      7. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed for any use on which the value estimates contained in this report are based.

      8. Full compliance with all applicable federal, state and local zoning, use, occupancy, environmental and similar laws and regulations is assumed, unless otherwise stated.

      9.    Responsible ownership and competent property management are assumed.

                                                             LIMITING CONDITIONS
--------------------------------------------------------------------------------

      10. Areas and dimensions of the property were obtained from sources believed to be reliable. Maps or sketches, if included in this report, are only to assist the reader in visualizing the property and no responsibility is assumed for their accuracy. No independent surveys were conducted.

      11. It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging engineering studies that may be required to discover them.

      12. No soil analysis or geological studies were ordered or made in conjunction with this report, nor was an investigation made of any water, oil, gas, coal, or other subsurface mineral and use rights or conditions.

      13. We have not been engaged nor are we qualified to detect the existence of hazardous material which may or may not be present on or near the properties. The presence of potentially hazardous substances such as asbestos, urea-formaldehyde foam insulation, industrial wastes, etc. may affect the value of the properties. The value estimates herein are predicated on the assumption that there is no such material on, in, or near the property that would cause a loss in value. No responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them. The client should retain an expert in this field if further information is desired.

      14. Arthur Andersen's maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract, negligence or otherwise), shall be limited to the fees paid to Arthur Andersen for its services under this agreement. In no event shall Arthur Andersen be liable for consequential, special, incidental, or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

      15. Merrill Lynch & Co. shall indemnify and hold harmless Arthur Andersen and its personnel from and against any claims, liabilities, third party costs and expenses (including, without limitation, attorney's fees but excluding the time of Arthur Andersen personnel involved, consequential, special incidental or punitive damages) brought against, paid or incurred by Arthur Andersen at any time and in any way arising out of a breach by Merrill Lynch of its obligations under this agreement.